Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

KNOWLES CORPORATION,

ORANGE SUBSIDIARY, INC.

and

AUDIENCE, INC.

Dated as of April 29, 2015

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Annex I	Defined Terms
Annex II	Conditions to the Offer
Exhibit A	Form of Tender and Support Agreement
Exhibit B	Illustrative Calculations of Offer Consideration

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2015, is by and among Knowles Corporation, a Delaware corporation (“Parent”), Orange Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Audience, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to commence an exchange offer (such exchange offer, as it may be extended, amended or supplemented from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock of the Company, par value $0.001 per share (the “Shares”), for consideration comprised of: (i) $2.50 per Share in cash without interest and subject to any withholding of Taxes required by applicable Law (the “Cash Consideration”), and (ii) the Stock Consideration (the Stock Consideration, together with the Cash Consideration, the “Offer Consideration”);

WHEREAS, following the Acceptance Time, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”), in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), and shall be consummated on the first Business Day following the completion of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated herein, including the Offer and the Merger, (b) adopted this Agreement and (c) recommended that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub in the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain Persons are entering into a Tender and Support Agreement with Parent, a form of which is attached as Exhibit A hereto (the “Tender and Support Agreement”);

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery hereof, certain employees of the Company are entering into letters relating to the ongoing employment of such employees with Parent, the Company or one of their Affiliates (collectively, the “Employment Arrangements”), in each case to become effective at the Effective Time; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the Offer.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as soon as reasonably practicable after the date of this Agreement, but in no event later than the 15th Business Day after the date of this Agreement. Notwithstanding the foregoing, Merger Sub shall not be required to commence the Offer if the Company shall not be prepared to file with the SEC immediately following commencement of the Offer, and to disseminate to holders of Shares, the Schedule 14D-9. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.” In the Offer, each Share accepted by Merger Sub in accordance with the terms of the Offer shall, subject to the adjustments set forth in Section 2.1(e), be exchanged for the right to receive the Offer Consideration. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, (x) accept for exchange all Shares validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Merger Sub is permitted to do so under applicable Laws (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Offer Consideration in exchange for each Share accepted for exchange pursuant to the Offer.

(b) The obligation of Merger Sub to accept for exchange (and the obligation of Parent to cause Merger Sub to accept for exchange) Shares validly tendered (and not withdrawn) pursuant to the Offer shall be subject only to the conditions set forth in Annex II (the “Offer Conditions”).

(c) Merger Sub expressly reserves the right, in its sole discretion, to (i) increase the Offer Consideration and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Tender Condition or any of the conditions set forth in clauses (d) or (e) of Annex II may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (2) decreases any component of the Offer Consideration, (3) decreases the aggregate number of Shares to be purchased by Merger Sub in the Offer, (4) imposes conditions to the Offer in addition to the Offer Conditions or modifies the existing Offer Conditions in a manner adverse to the stockholders of the Company, or (5) except as provided in Section 1.1(d), extends the expiration time of the Offer beyond the initial expiration time of the Offer.

(d) The Offer shall initially be scheduled to expire twenty (20) Business Days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 7.1, (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions, for additional successive periods of up to ten (10) Business Days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Merger Sub or Parent be required or permitted, except to the extent consented to by the Company, to extend the Offer to a date later than the Outside Date; and (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer; provided, however that in no event shall Merger Sub or Parent be required or permitted, except to the extent consented to by the Company, to extend the Offer to a date later than the Outside Date. For the avoidance of doubt, if, at any Expiration Date, all of the Offer Conditions have been satisfied or waived in writing by Parent and this Agreement has not otherwise been terminated in accordance with its terms Merger Sub shall (and Parent shall cause Merger Sub to) promptly accept for exchange, and deliver the Offer Consideration for, all Shares validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement.

(e) As soon as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Merger Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable Laws. Parent and Merger Sub shall cause the Registration Statement and the Offer Documents and the filing and dissemination thereof to comply in all material respects with the applicable Laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall consider and incorporate any such comments as Parent, Merger Sub and their counsel deem appropriate. Parent and Merger Sub shall promptly provide the Company and its counsel with a copy of any written comments and a description of any oral comments received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Merger Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by the applicable Laws, (1) each of Parent, Merger Sub and the Company shall use reasonable best efforts to correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (2) Parent and Merger Sub shall take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Shares. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

(f) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with this Agreement, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

Section 1.2 Company Actions.

(a) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject only to Section 5.3, shall reflect the Company Recommendation. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Laws. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall consider and incorporate any such comments as the Company and its counsel deem appropriate. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D- 9 and shall use reasonable best efforts to respond promptly to any such comments. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Laws, (i) each of Parent, Merger Sub and the Company shall use reasonable best efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Laws, to be disseminated to holders of Shares. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that may be reasonably requested in connection with any action contemplated by this Section 1.2(a).

(b) The Company shall promptly provide to Parent (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. Except as may be required by applicable Laws or legal process, and except as may be necessary to disseminate the Offer Documents, Parent and Merger Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

Section 1.3 The Merger.

(a) Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, on the Closing Date (as defined below), but following the expiration of the Offer, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the DGCL, and the parties shall take all such further actions as may be required by Law to cause the Merger to be consummated. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in such Certificate of Merger (the date and time at which the Merger becomes effective, the “Effective Time”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the Laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease. The Merger shall be governed by Section 251(h) of the Corporation Law and the Certificate of Merger shall be filed immediately following the Acceptance Time or, if the Secretary of State of the State of Delaware is not accepting such filings at the Acceptance Time, as soon thereafter as such filings may be made.

(b) At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except the name of the Surviving Corporation shall be “Audience, Inc.”) until thereafter amended as permitted therein or by applicable Law. At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as permitted therein or by applicable Law.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided in the DGCL.

Section 1.5 Closing. Prior to the filing referred to in Section 1.3, as soon as practicable following the satisfaction or waiver, to the extent permitted by applicable Law, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to their satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing), the closing of the Merger (the “Closing”) will take place at 10:00

a.m., Chicago time and be held at the offices of Sidley Austin LLP, One South Dearborn, Chicago, IL 60603, (or such other place as the parties may mutually agree). The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Surviving Corporation from and after the Effective Time shall be as determined by Parent in its sole discretion, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and applicable Laws.

ARTICLE II

OFFER CONSIDERATION; CONVERSION OF STOCK

Section 2.1 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or Merger Sub or any holder of any securities thereof:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.

(b) Cancellation of Shares. Each outstanding or issued Share that is owned by Parent, Merger Sub or the Company, or by any Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be converted into (i) the right to receive cash in an amount, without interest, equal to the Cash Consideration and (ii) the right to receive a number of validly issued, fully paid and nonassessable shares (the “Stock Consideration”) of Parent Common Stock equal to the quotient (subject to adjustment as provided in Section 2.1(e), the “Exchange Ratio”) obtained by dividing (A) $2.50 by (B) an amount equal to the volume weighted average of the sale prices for the Parent Common Stock on each of the 10 consecutive trading days ending on and including the second trading day prior to the expiration of the Offer (such amount being referred to herein as the “Closing Date Average Price”); provided, however, that in the event the Closing Date Average Price is an amount greater than $23.35, then the Closing Date Average Price shall equal $23.35; provided, further, that in the event the Closing Date Average Price is an amount less than $18.16, then the Closing Date Average Price shall equal $18.16 (the adjustments to the Closing Date Average Price referred to herein as the “Collar”), upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”) or book-entry Shares (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares, except, in all cases, the right to receive Offer Consideration without any interest. The right of any holder of any Share to receive the Cash Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law. Exhibit B sets forth, for illustrative purposes only, sample calculations of the Offer Consideration.

(d) Company Stock Awards. The Company shall take all requisite action so that:

(i) Company Stock Options

(A) Underwater Stock Options. At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time but has an exercise price per Share that exceeds the Per Share Value shall be cancelled at the Effective Time for no consideration or payment (an “Underwater Option”). For purposes of this Agreement, the term “Per Share Value” means (x) the Cash Consideration plus (y) the product of (1) the Closing Date Average Price (without any adjustment thereto pursuant to the application of the Collar) multiplied by (2) the number of shares of Parent Common Stock issued per Share as Stock Consideration pursuant to Section 2.1(c).

(B) Vested Stock Options. The Company shall cause all Company Stock Options that are outstanding immediately prior to the Effective Time to become fully vested immediately prior to the Effective Time, other than those Company Stock Options set forth on Section 2.1(d) of the Company Disclosure Letter. At the Effective Time, each Company Stock Option that is outstanding and vested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest), as soon as reasonably practicable after the Effective Time, (A) the Offer Consideration payable pursuant to Section 2.1(c) with respect to each Share subject to such Company Stock Option immediately prior to the Effective Time reduced by (B) the sum of the exercise price per Share subject to such Company Stock Option and all applicable Taxes required to be withheld with respect to such payment (such amounts payable hereunder, the “Option Payments”). Fifty percent (50%) of the exercise price per Share subject to such Company Stock Option shall be deducted from each of the cash portion and the stock portion of the Offer Consideration, with the value of the stock portion for purposes of such deduction being equal to the Closing Date Average Price (without any adjustment thereto pursuant to the application of the Collar), and fifty percent (50%) of all applicable Taxes shall be deducted from each of the cash portion and the stock portion of the Offer Consideration, with the value of the stock portion for purposes of such deduction being equal to an amount equal to the closing sale price for the Parent Common Stock on the trading date prior to the date of the Acceptance Time (without any adjustment thereto pursuant to the applications of the Collar).

(C) Unvested In-the-Money Options. At the Effective Time, each Company Stock Option that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger), other than an Underwater Option, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Stock Option converted as provided below in accordance with substantially the same terms as those of the applicable Company Equity Plan and the stock option agreement by which such Company Stock Option is evidenced, as in effect as of the date of this Agreement (all such Company Stock Options are hereafter referred to as “Assumed Options”). All rights to purchase Shares under Assumed Options shall thereupon be converted into rights to purchase Parent Common Stock as set forth herein. Accordingly, from and after the Effective Time: (A) each Assumed Option may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying the number of Shares that were subject to such Assumed Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Shares subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restrictions on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption of such Assumed Option; provided, however, that: (1) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option; and (3) each Assumed Option shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. For the purpose of this Section 2.1(d), the “Conversion Ratio” means the fraction (rounded to the nearest 1/10,000) having a numerator equal to the Per Share Value, and having a denominator equal to the Closing Date Average Price (without any adjustment thereto pursuant to application of the

Collar). The parties hereto acknowledge that the assumption of the Company Stock Options pursuant to this Section 2.1(d)(i) is intended to comply with the requirements of Treasury Regulations section 1.409A-1(b)(5)(v)(D) for not treating such Assumed Option as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

(ii) Restricted Stock Units. At the Effective Time, each Company RSU that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall be converted into and become a right to receive a restricted stock unit with respect to Parent Common Stock, and Parent shall assume such Company RSU award converted as provided below in accordance with substantially the same terms as those of the applicable Company RSU award and the agreement by which such Company RSU award is evidenced, as in effect as of the date of this Agreement (all outstanding Company RSUs that are assumed pursuant to this Section 2.1(d)(ii) are hereafter referred to as “Assumed RSUs”). All rights to receive Shares under Assumed RSUs shall thereupon be converted into rights to receive restricted stock units with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Assumed RSU award may be settled solely in shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Assumed RSU award shall be determined by multiplying the number of Shares that were subject to such Assumed RSU award immediately prior to the Effective Time by the Conversion Ratio (as defined in Section 2.1(d)(i)), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) any performance and employment conditions and restrictions on the receipt of any Assumed RSUs shall continue in full force and effect and the term, vesting schedule and other provisions of such Assumed RSUs shall otherwise remain unchanged as a result of the assumption of such Assumed RSUs; provided, however, that: (1) each Assumed RSU award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed RSU award; and (3) each Assumed RSU award shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.

(iii) Employee Stock Purchase Plan. The Company shall cause, and shall amend the Company’s 2011 Employee Stock Purchase Plan (the “Company ESPP”) as may be necessary to provide that: (A) the Company ESPP shall be suspended as of the first Exercise Date (as defined in the Company ESPP) to occur after the date of this Agreement, such that no new purchase period shall commence after the date of this Agreement; (B) all options under the Company ESPP outstanding as of the date of this

Agreement to be exercised, to the extent of any accumulated payroll deductions, as of the Exercise Date of the purchase period pending as of the date of this Agreement; and (C) the Company ESPP to be terminated effective immediately prior to the Effective Time.

(e) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares or shares of Parent Common Stock shall have been changed into a different number of Shares or shares of Parent Common Stock, as applicable, or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Exchange Ratio and the Per Share Value (in the case of a change with respect to the Shares), or the Collar (in the case of a change with respect to shares of Parent Common Stock), shall be appropriately adjusted to provide the holders of Shares, Company Stock Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to Section 2.2 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.2 had such event not occurred and (ii) nothing in this Section 2.1 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

(f) As soon as practicable after the Effective Time (but in no event later than ten Business Days following the Effective Time), Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to such Assumed Options and Assumed RSUs eligible for registration on Form S-8.

(g) At the Effective Time, Parent shall assume the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”), following which Parent shall be entitled to grant equity awards, to the extent permissible under applicable Law, using the share reserves of the 2011 Equity Plan as of the Effective Time (including any shares subsequently returned to such share reserves as a result of the termination of Assumed Options or Assumed RSUs), except that: (i) shares covered by such awards shall be shares of Parent Common Stock; (ii) all references in the 2011 Equity Plan to a number of Shares shall be deemed amended to refer instead to a number of Shares determined by multiplying the number of referenced Shares by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the 2011 Equity Plan; and (iv) the 2011 Equity Plan shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.

Section 2.2 Disposition of Certificates and Book-Entry Shares.

(a) Exchange Agent. Prior to the Acceptance Time, Parent shall appoint a bank or trust company to act as Exchange Agent (the “Exchange Agent”) for the payment of the Cash Consideration and exchange of Shares for shares of Parent Common Stock. Parent will enter into an Exchange Agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) on terms reasonably acceptable to Parent and the Company prior to the Effective Time. Immediately following the date on which the Offer expires, Parent shall deposit with the Exchange Agent for payment in accordance with Section 2.1 and in exchange for outstanding Shares (i) the aggregate Cash Consideration, (ii) shares of Parent Common Stock issuable pursuant to Section 2.1 and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.2(j). Parent shall deposit with the Exchange Agent for payment in accordance with Section 2.1 any dividends or other distributions which holders of Shares may be entitled pursuant to Section 2.2(k) immediately following any such dividend or other distribution. All shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall make payments of the Cash Consideration, and exchange Shares for shares of Parent Common Stock, out of the Exchange Fund in accordance with this Agreement and the Exchange Agent Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares and Dissenting Shares) shall be canceled and exchanged as provided in this Article II.

(c) Exchange Procedures. As soon as possible after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates or Book-Entry Shares that immediately prior to the Effective Time represented outstanding Shares (other than Excluded Shares and Dissenting Shares) (A) a letter of transmittal in customary form reasonably acceptable to Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass to the Exchange Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavits of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered, and Book-Entry Shares held, by such holder of record) to which such holder is entitled pursuant to Section 2.1, (B) the Cash Consideration such holders are entitled to receive pursuant to Section 2.1, (C) the cash payable in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.2(j), and (D) any dividends or distributions to which such holders are entitled pursuant to Section 2.2(k), and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.2.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for twelve months after the Effective Time shall be delivered to Parent, and any holders of Shares prior to the Effective Time who have not theretofore complied with this Article II and the instructions in the letter of transmittal shall thereafter look only to Parent and only as general creditors thereof for payment of the Offer Consideration issuable and payable in respect thereto pursuant to Section 2.1 and issuance and payment of any dividends or other distributions payable or issuable in respect thereof pursuant to Section 2.2(k) (subject to abandoned property, escheat or similar Laws).

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent, or any employee, officer, director, agent, representative or Affiliate thereof, shall be liable to any Person in respect of the Offer Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation or Parent. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Offer Consideration payable in respect thereof, pursuant to this Agreement.

(h) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Offer Consideration. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Offer Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law. The Company shall promptly deliver to Parent notice of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not without the prior written consent of Parent make any payment with respect to, or offer to make any such payment or settle or offer to settle, any such demands.

(j) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Shares pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.2(j), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest and subject to any withholding of Taxes required by applicable Law, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.1(c) (or would be entitled but for this Section 2.2(j)) and (B) the Closing Date Average Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Shares entitled to receive such cash.

(k) No Dividends. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Shares with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(j), in each case until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Shares issued in exchange therefor, without interest and subject to any withholding of Taxes required by applicable Law, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(j) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(l) Option Payments. Promptly after the Effective Time (but in any event no later than five (5) Business Days after the Effective Time), the Surviving Corporation shall pay the Option Payments due pursuant to Sections 2.1(d)(i) through its payroll systems.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the corresponding section of the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, (it being understood that the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections) or (b) disclosed in the Company SEC Documents (excluding exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any such disclosures in such Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2, 3.3, 3.22 or 3.23, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Section 3.1 of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of the Company and each of its Subsidiaries (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and, collectively, as the “Acquired Companies”), the Company’s percentage ownership of any Acquired Company that is not a wholly owned Subsidiary of the Company and the jurisdictions in which each Acquired Company is qualified to conduct business. Each Acquired Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) The Company has made available to Parent in the Data Room true, correct and complete copies of (i) the certificate of incorporation, articles of incorporation, bylaws and other charter or comparable organizational documents of each of the Acquired Companies, including all amendments thereto (the “Company Constituent Documents”) and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or board of managers of each of the Acquired Companies and all committees of the board of directors or board of managers of each of the Acquired Companies, in each case since January 1, 2012, except for such portions of the minutes of the boards of directors of the Acquired Companies that relate to the consideration by such directors of the transactions contemplated hereby (including the Merger). The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the entities identified in Section 3.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 3.1 of the Company Disclosure Letter.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company and the issued and outstanding capital stock of the Company as of the close of business on April 27, 2015 are set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of the Company is, and each share of capital stock that may be issued pursuant to any Company Stock Option, Company RSU or other equity award will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid and nonassessable and free of, and not in violation of, any preemptive rights. All shares and other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for restrictions on transfer under securities Laws.

(b) As of the close of business on April 27, 2015, there are (i) 23,489,410 Shares issued and outstanding and (ii) no shares of preferred stock of the Company issued or outstanding. As of the date of this Agreement, (A) there are not outstanding or authorized (1) any securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company or (2) any options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, (B) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, (C) no Acquired Company has issued, sold or granted phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any Acquired Company and there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of any Acquired Company (“Company Stock Equivalents”), (D) there are no voting trusts or other agreements or understandings to which any of the Acquired Companies or any of their respective officers and directors is a party with respect to the voting of capital stock of any Acquired Company, and (E) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Acquired Companies may vote (“Company Voting Debt”). From April 27, 2015 through the date of this Agreement, there have been no issuances by the Company of Shares, rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares or other securities of the Parent, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, other than the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the close of business on April 27, 2015.

(c) As of the close of business on April 27, 2015, 3,876,332 Shares are subject to issuance pursuant to outstanding Company Stock Options. Section 3.2(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Stock Option was granted; (ii) the name of the holder of such Company Stock Option; (iii) the number of Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which such Company Stock Option is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Stock Option is scheduled to become vested and exercisable after the date of this Agreement; (vii) the date on which such Company Stock Option expires; and (viii) the impact of the consummation of the Merger on the vesting of each such Company Stock Option. The exercise price of each Company Stock Option is equal to or greater than the fair market value of the Shares subject to such Company Stock Option as of the date such Company Stock Option was granted. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. Each Company Stock Option may, by its terms, be treated at the Effective Time as set forth in Section 2.1(d)(i).

(d) Section 3.2(d) of the Company Disclosure Letter sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company RSU was granted; (ii) the name of the holder of such Company RSU; (iii) the number of Shares subject to such Company RSU; (iv) the date on which such Company RSU was granted; (v) the times and extent to which such Company RSU is scheduled to become vested after the date of this Agreement and (vi) the impact of the consummation of the Merger on the vesting of each such Company RSU.

(e) The Company has made available to Parent in the Data Room accurate and complete copies of all Company Equity Plans pursuant to which the Company has granted Company Stock Options or Company RSUs and the forms of all award agreements evidencing such grants. There are no outstanding options or warrants to purchase Shares, Company RSUs or restricted stock units associated with Shares that were issued other than pursuant to a Company Equity Plan and set forth in Sections 3.2(c) and 3.2(d) of the Company Disclosure Letter.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the amount of indebtedness for borrowed money of the Company and its Subsidiaries (including any guarantee of any indebtedness of borrowed money of any Person). For the avoidance of doubt, “indebtedness for borrowed money” with respect to any Person shall only include the principal amount of money borrowed by such Person from a third party, plus interest accrued thereon, and, for the avoidance of doubt, shall not include (i) trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including without limitation inventory or (ii) indebtedness between any Person and any of its wholly owned Subsidiaries or between wholly owned Subsidiaries of such Person.

(g) No employee of or service provider to the Company or any of its Subsidiaries has received an offer letter, employment Contract or other arrangement that contemplates a grant of an option or other equity award with respect to Shares, or who has otherwise been promised an option or other equity award with respect to Shares, which option or other equity award has not been granted as of the date of this Agreement.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, the satisfaction of the conditions of Section 251(h) of the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, the satisfaction of the conditions of Section 251(h) of the DGCL, and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, at which a quorum is present, has unanimously approved among those members of the Company Board present and declared advisable and in the best interests of the Company and its stockholders this Agreement, the Merger, the Offer and the other transactions contemplated hereby (the “Company Determination”) and resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub in the Offer (the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way except, if applicable, to the extent permitted by Section 5.3. Assuming the Minimum Tender Condition has been satisfied, no vote of holders of Shares shall be required to adopt this Agreement or approve the transactions contemplated hereby. The Company Determination, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL, as a result of which this Agreement and the transactions contemplated by this Agreement (including the Merger and the Offer) and the Tender and Support Agreements, are not and will not be subject to the restrictions on business combinations under the provisions of Section 203 of the DGCL.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate in any material respect any U.S. or foreign statute, law, ordinance, rule, regulation, order, judgment or decree (collectively, “Law”) or any settlement, injunction or award of any Governmental Entity, in each case that is applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties are bound, (iv) result in any breach or violation in any material respect of any Company Plan (including any award agreement thereunder), or (v) result in the creation of any material Lien upon any of the material properties or assets of the Acquired Companies (or of Parent or any of its Subsidiaries following the Effective Time), except in the case of clause (iii) for any such conflict, breach, violation or default, loss, right or other occurrence that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any U.S. or non-U.S. governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) such filings as required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations promulgated thereunder) and under state securities and “blue sky” Laws, including the Registration Statement, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign

Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the NASDAQ Global Select Market, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect or prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company have filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) since May 9, 2012 (all such forms, reports, statements, schedules, certificates, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The audited consolidated financial statements of the Company and its Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (x) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated.

(c) The Company (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act and SOX with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX, and based on the most recent such assessment concluded that such controls were effective. The Company’s system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (2) that receipts and expenditures are executed in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. Since May 9, 2012, the Company and its Subsidiaries have not identified any significant deficiency, material weakness or fraud, whether or not material, that involved management or other employees.

(d) Since May 9, 2012, the then-acting Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Since May 9, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding any material weaknesses in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f) The Company has made available to Parent in the Data Room true and complete copies of all written comment letters from the staff of the SEC received since May 9, 2012 relating to the Company SEC Documents and all written responses of the Company or its Subsidiaries thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the knowledge of the Company, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or its Subsidiaries.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as at December 31, 2014 (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2014 consistent with past practice, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.7 Information Supplied. The information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries for inclusion or incorporation by reference in any of the Offer Documents and the Schedule 14D-9 (the Offer Documents and the Schedule 14D-9 are collectively referred to herein as the “SEC Transaction Documents”), will comply as to form in all material respects with the requirements of applicable Law, and will not, on the date the SEC Transaction Documents are first mailed to the stockholders of the Company, or on the date that the Offer is consummated, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2014, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect and (c) there has not been any action taken or not taken that, if occurred after the date hereof, would have resulted in a breach of Section 5.1.

Section 3.9 Litigation.

(a) (i) there is no suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit, or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective officers, directors, representatives (each in their capacity as a representative of the Company), that is material to the Company and its Subsidiaries, taken as a whole, or is seeking damages in excess of $100,000 and (ii) neither the Company, any of its Subsidiaries nor any of their respective officers, directors, representatives (each in their capacity as a representative of the Company) is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 3.10 Compliance with Laws.

(a) The Company and each of its Subsidiaries are in, and at all times since January 1, 2012, have been in, compliance in all material respects with all Laws applicable to them or by which any of their respective properties are bound.

(b) Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. All Permits of the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Entity of competent jurisdiction alleging any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, fine, penalty, sanction or dispute with respect to any material Permit or ability to participate in any federal, state, commercial or private health plan or payment program.

(d) To the knowledge of the Company, the Company and its Subsidiaries are not currently, nor have they been, under investigation by the Department of Justice (the “DOJ”), the Federal Trade Commission, any state Attorney General or any other Governmental Entities for any violation of or non-compliance with any Laws in any material respect. No Person has filed or, to the knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a claim or action relating to any of the Company’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.), except as has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(e) The Company and its Subsidiaries have at all times complied in all material respects with the False Claims Act of 1863, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.), and any other Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of the Company, there are no situations with respect to the business of the Company or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, except as has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(f) Each Acquired Company is, and since January 1, 2012, has been in compliance in all material respects with all Laws governing the export, re-export, import, sale, purchase, and any other provision of goods and services in the jurisdictions in which any Acquired Company operates, including the Laws of the United States governing embargoes, sanctions, and boycotts, the Arms Export Controls Act (22 U.S.C. 2778), the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the Laws administered by United States Customs and Border Protection, and the Laws administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the United States Department of Treasury.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change in control, fringe benefit, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, flexible spending account, scholarship, employment or other employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, and whether or not terminated, under which any current or former employee, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits or the Company or any of its Subsidiaries has any current or future potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (including an obligation to make contributions). With respect to each Company Plan, the Company has made available to Parent in the Data Room a current, accurate and complete copy of each of the following documents, to the extent applicable: (i) all plan documents, including all amendments, (ii) all related trust agreements or other funding instruments, insurance contracts and administrative contracts, (iii) the most recent determination or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”) with respect to such plan, (iv) the current summary plan description and other equivalent written communications by the Company or any of its ERISA Affiliates to their respective employees concerning the extent of the benefits provided under each Company Plan, including any summaries of material modifications, (v) audited financial reports and Forms 5500 (including all schedules thereto), as filed, for the three most recent plan years, (vi) all correspondence with any Governmental Entity relating to any Action or potential Action involving a Company Plan and (vii) any discrimination, coverage or similar annual tests performed during the last three plan years.

(b) With respect to the Company Plans:

(i) each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, including all filing and disclosure requirements, and no material non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan and any applicable Laws have been timely made and all obligations in respect of each Company Plan as of the date hereof (including all premiums, fees and administrative expenses required to be paid under or in connection with each Company Plan) have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, consistently applied;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing, to the knowledge of the Company, has occurred and no fact or circumstance exists that could cause any such Company Plan to not be so qualified;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any of the Company Plans, any fiduciaries thereof with respect to their duties to any of the Company Plans, or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor, to the knowledge of the Company, are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all material respects in accordance with its terms and according to the requirements of Section 409A of the Code and the regulations promulgated thereunder; and no Person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code; and

(v) each Company Plan subject to the Laws of any jurisdiction outside of the United States (A) has been maintained and operated in all material respects in accordance with all applicable requirements of such Laws, (B) if intended to qualify for special Tax treatment, has met in all material respects the requirements for such treatment, and (C) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and the Company and its Subsidiaries have complied in all material respects with all their respective obligations under such non-United States Law. The execution of this Agreement and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in the requirement, by any trustee or Governmental Entity or representative, that the Company or any of its Subsidiaries make any additional material contributions to any of the Company Plans covered by this clause (v) other than those contributions required to be made in the normal course.

(c) No Company Plan is subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company, any of its Subsidiaries, nor any of its current or former ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA, or a multiple employer welfare benefit arrangement (as defined in Section 3(40(A) of ERISA). If terminated on the Closing Date, no Company Plan would impose any liability on the Company or any of its ERISA Affiliates (other than routine administrative expenses).

(d) Neither the Company nor any of its Subsidiaries has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by Law. Neither the Company nor any of its Subsidiaries has any obligation to provide welfare benefits to any Person who is not a current or former director, officer or employee of the Company or any of its Subsidiaries, or a beneficiary thereof.

(e) Neither the Company nor any of its ERISA Affiliates has any material liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA.

(f) Except as specifically provided herein or set forth in Section 3.11(f) of the Company Disclosure Letter, the Merger and the other transactions contemplated hereby will not,

either alone or together with any other event, (i) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to any severance benefit, retention or transaction bonus or similar payment, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, or increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan.

(g) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any of its Subsidiaries or any other Person that, individually or in the aggregate, could reasonably be expected to, as a result of the consummation of the transactions contemplated hereby (either alone or in connection with any other event), give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code and no Person is entitled to receive any additional payment as a result of the imposition of any excise tax under Section 4999 of the Code.

Section 3.12 Labor Matters

(a) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union, labor organization or works council, or any other agreement regarding the rates of pay or working conditions of any employees, and has not been a party to or bound by any such agreement within the last three years. Neither the Company nor any of its Subsidiaries is obligated under any agreement to recognize or bargain with any labor organization, representative, or union. Since May 9, 2012, there has been no labor dispute, strike, picketing, work stoppage or lockout, organizational activity, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, whether engaged in collective action or not. The Company and each of its Subsidiaries has complied in all material respects with all applicable legal, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining as well as the Workers Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international (“WARN”), and all other state, local and federal laws pertaining to employment and labor, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Further, there are no Actions or material charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, including any complaints alleging violations of state or federal Laws, whether domestic or international, including wage and hour, immigration, discrimination in employment, safety, Office of Federal Contract Compliance, Occupational Safety and Health Administration, Department of Labor, Fair Labor Standards, and federal WARN or its related state or international laws or regulations. Without limiting the generality of the foregoing, each employee of the Company or any Subsidiary of the Company who works in the United States is duly authorized to work in the United States and Company and its Subsidiaries have complied in all material respects with applicable Laws concerning each such current and former employee’s employment eligibility verification, including with respect to Forms I-9. Neither the Company nor any of its Subsidiaries is a federal, state or local government contractor or subcontractor, nor otherwise required to comply with any affirmative action obligations or other requirements.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of all the employees of the Company and its Subsidiaries, including, with respect to each such employee, his or her name, position, date of hire, location, annual salary or base compensation, bonus opportunity, status as full-time or part-time, status as exempt or non-exempt, and status as active or inactive.

(c) All independent contractors and consultants of the Company and its Subsidiaries have been properly classified as such and may not be deemed employees of the Company or any of its Subsidiaries for any purpose.

Section 3.13 Environmental Matters.

(a) Except as individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a material liability under Environmental Laws: (i) the Company and each of its Subsidiaries are, and at all times subject to the relevant statute of limitations have been, in compliance with all applicable Environmental Laws, and the Company and its Subsidiaries possess and are in compliance with all Environmental Permits (as defined in Section 3.13(b)(ii) hereof) necessary for their operations; (ii) none of the Company nor any of their Subsidiaries has Released (as defined in Section 3.13(b)(iv) hereof) Materials of Environmental Concern (as defined in Section 3.13(b)(iii) hereof) at, on, in or under any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable under Environmental Law for, or has received a request for information pursuant to Environmental Laws regarding its potential liability in connection with, any Release or threatened Release of, or the exposure of any Person to, Materials of Environmental Concern at any location or in respect of any Company product; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is currently subject to any claim, complaint or proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing and there are no facts or conditions that would reasonably be expected to give rise to such claim, complaint or proceeding.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all applicable foreign, federal, state or local statutes, binding directives, regulations, ordinances, treaties, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, or regulating or imposing standards of care in respect of the use, handling, release and disposal of, or exposure of Persons to, Materials of Environmental Concern, as such are in effect as of the date of this Agreement and any common law related to such;

(ii) “Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws; and

(iii) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous, or toxic substance or waste, dangerous good, radioactive material, petroleum (including crude oil, any fraction thereof and refined petroleum products), asbestos and asbestos-containing materials, polychlorinated biphenyls, or any other chemical, material or substance, whether man-made or naturally occurring, which is defined in, regulated under or for which liability is imposed under any Law or common law related to pollution or protection of human health or the environment;

(iv) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation & Liability Act, 42 U.S.C. Section 9601(22).

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to extensions properly obtained), all such Tax Returns are true, correct and complete in all material respects and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, and all Taxes shown to be due on such Tax Returns have been timely paid.

(b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Taxes (whether or not required to be shown on any Tax Return).

(c) The income Tax Returns referred to in Section 3.14(a) have been examined by the appropriate Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(d) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable.

(e) All Taxes that the Company or any of its Subsidiaries are required by Law to withhold or collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has any potential liability for Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) other than as a member of the consolidated group of which the Company is the parent, pursuant to any Tax allocation, Tax sharing or Tax indemnity agreement (other than commercial agreements entered into in the ordinary course of business for which the primary purpose is not Tax-related), as a transferee or successor or otherwise.

(g) There is no Action pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Taxes, and all deficiencies asserted or assessments made as a result of any such Action have been paid in full or otherwise finally resolved.

(h) Neither the Company nor any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any Tax Return (other than any automatic extension for which approval of a Governmental Entity is not required) or (ii) has waived or extended, or agreed to waive or extend, any statute of limitations in respect of Taxes.

(i) No claim has ever been made by a Governmental Entity in writing in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction.

(j) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, or exclude any item of deduction or loss in computing taxable income, for any period (or portion thereof) after the Closing Date as a result of any change in method of accounting for any period beginning before the Closing Date, “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date, deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) as a result of any transaction occurring on or before the Closing Date, installment sale or open transaction disposition made on or prior to the Closing Date, or prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Subsidiaries).

(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(m) Any powers of attorney granted by the Company or any Subsidiary prior to the Closing relating to Taxes will have terminated on or before, and will be of no effect following, the Closing.

(n) Since January 1, 2001, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” or has otherwise participated, in a transaction intended to qualify under Section 355 of the Code.

(o) As used in this Agreement:

(i) “Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any obligations under any Tax allocation, Tax sharing or Tax indemnity agreement), as a result of being a transferee or successor, by contract or otherwise.

(ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.15 Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts to which the Company, any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that is a non-competition Contract or other Contract that (A) limits in any material respect either the type of business in which the Company or any of the Subsidiaries of the Company (or, after the Effective Time, Parent or any of its Subsidiaries) or any of their respective Affiliates, may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition, lease, license or other transfer of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (C) is a Contract that grants a third party “most favored nation” or similar status that, following the Effective Time, would apply to Parent or any of its Subsidiaries, including the Company or any of its Subsidiaries; (D) contains any “exclusivity” or similar provision for the benefit of a third party or otherwise prohibits or limits, in any material respect, except those Intellectual Property Agreements set forth in Section 3.18(c) of the Company Disclosure Letter, the right of the Company or any of its Subsidiaries (or, after the Effective Time, would prohibit or limit, in any material respect, the right of Parent or any of its Subsidiaries) to make, sell, market, advertise, promote, publicly display or distribute any products or services or use, transfer, license, distribute, defend or enforce any of their respective Intellectual Property Rights; (E) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service from any Person; or (F) that involves the obligation or potential obligation of the Company or any of its Subsidiaries to make any “earn-out” or similar payments to any Person;

(iii) any indenture, loan or credit agreement, factoring agreement, security agreement, guarantee, note, mortgage, letter of credit, reimbursement agreement or other Contract, in any such case relating to indebtedness or other obligation of any Acquired Company having an outstanding principal amount in excess of $100,000 (except for such indebtedness between the Acquired Companies or guaranties by any Acquired Company of indebtedness of any Acquired Company);

(iv) any Contract relating to any material joint venture or partnership;

(v) any Contract, excluding any Real Property Lease, under which the Company or any of its Subsidiaries made or received payments of more than $250,000 during the fiscal year ended December 31, 2014 or reasonably expects to make or receive payments of more than $250,000 for the fiscal year ending December 31, 2015, and is not terminable upon notice of 30 days or less without penalty;

(vi) any Contract that restricts or prohibits the Company or any Subsidiary of the Company (or after the Effective Time would restrict or prohibit Parent or any of its Subsidiaries) from hiring or soliciting any individual to perform employment or consulting services;

(vii) any Contract establishing any material dealer, reseller, remarketer, distribution, joint marketing, exclusive arrangement or manufacturer arrangement, or similar agreement granting rights with regard to products or services of the Company or any of its Subsidiaries;

(viii) any Contract that provides for any standstill or similar restriction with respect to the Company or its securities;

(ix) any Contract for the lease of real property by the Company or any of its Subsidiaries that by its terms calls for aggregate annual rent payments of more than $100,000 by the Company and its Subsidiaries;

(x) any employment Contract that requires aggregate payments with respect to annual salary and target bonus in excess of $180,000 on an annual basis or is not terminable without cause by the Company or any of its Subsidiaries by notice of not more than sixty (60) days or without any termination payment or penalty, or any severance, retention, change in control or similar Contract;

(xi) any Contract with an independent contractor or consultant, including any Software development agreements, that requires aggregate payments in excess of $150,000 on an annual basis;

(xii) any collective bargaining agreement or other Contract with any labor organization, union or association or works council;

(xiii) any Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to any material asset of the Company and its Subsidiaries;

(xiv) any Contract that relates to any material interest rate, derivatives or hedging transaction (including with respect to commodities);

(xv) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise), other than a Contract to purchase or license of technology, goods, services, or other assets in the ordinary course of business, under which the Company or any of its Subsidiaries has any outstanding contingent or other obligations that are material to the Company and its Subsidiaries, taken as a whole;

(xvi) any Contract that is a settlement or similar Contract with any Governmental Entity or any other Person or an order, judgment, writ, stipulation, award, injunction or decree of a Governmental Entity or arbitrator to which the Company or any of its Subsidiaries, or any of their respective assets or properties, is subject that is, in each case, material to the Company and its Subsidiaries, taken as a whole;

(xvii) any Contract purporting to indemnify or hold harmless any director, officer or employee of the Company or any of its Subsidiaries (other than the Company Constituent Documents or organizational documents of the Company’s Subsidiaries); and

(xviii) any Contract to which any holder of more than five percent (5%) of the capital stock or other securities of the Company is a party or that is required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act, other than Contracts related to the granting, vesting, exercise, issuance or delivery of equity-based awards under the Company Equity Plans and Contracts that are Company Plans.

Each such Contract as described in this Section 3.15(a) or Section 3.18(c) or listed in Section 3.15(a) or Section 3.18(c) of the Company Disclosure Letter, a “Material Contract”.

(b) True and complete copies of all Material Contracts of the Company, its Subsidiaries have been made available to Parent in the Data Room in accordance with all applicable Laws. For purposes of this Agreement, “Contract” means any note, bond, mortgage, indenture, contract, arrangement, undertaking, purchase order, bid, agreement, lease, license agreement or other instrument or obligation (whether written or oral), together with all amendments thereto. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as required or permitted by this Agreement after the date of this Agreement, the Company has not terminated, waived, amended, released or modified in any respect any provision of any standstill or similar agreement with respect to the Company or any Subsidiary of the Company to which it is currently or has, within the 12 months immediately preceding the date hereof, been a party. Except, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, and there is no default under any Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. Except individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (a) since January 1, 2012, each of the Acquired Companies has been continuously insured with financially responsible insurers, in each case in such amounts and with respect to such risks and losses as management has reasonably determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, other notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. Section 3.16 of the Company Disclosure Letter sets forth a complete and correct list of the annual premium for the Company’s current fiscal year for the Company’s D&O Insurance.

Section 3.17 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property nor owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to acquire or sell or dispose of any real property, except as has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, licenses and occupancy agreements and all modifications, and amendments thereto, under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any material real property (collectively, the “Real Property Leases,” with the real property leased under the Real Property Leases being collectively referred to as the “Leased Real Property”). The Company made available to Parent in the Data Room true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect. Except, individually or in the aggregate, as has not had, and could not reasonably be expected to have, a Material Adverse Effect, no termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, except: (i) statutory ad valorem and real estate Tax Liens that are not yet delinquent or being contested in good faith by appropriate proceedings; (ii) applicable Laws, including building, zoning and land use Laws, ordinances and regulations regulating the Leased Real Property which are not violated in any material respect by the ordinary course of business currently existing on the Leased Real Property; (iii) Liens, encumbrances, easements, rights of way, restrictions, covenants or other similar matters or matters that would be shown by a survey of the underlying real property that are not material in amount or do not materially detract from the value or materially impair the existing use of the Leased Real Property; (iv) Liens not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any Leased Real Property; and (v) statutory Liens of landlords and Liens of carriers, mechanics, materialmen in each case arising or incurred in the ordinary course of business (collectively, “Permitted Liens”). The Leased Real Property is sufficient to conduct the businesses of the Acquired Companies as now conducted.

(c) To the Company’s knowledge, neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

Section 3.18 Intellectual Property; Information Technology; Software.

(a) Section 3.18(a) of the Company Disclosure Letter accurately identifies: (i) all Registered IP and Domain Names in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature as of the date of this Agreement (whether exclusively, jointly with another Person or otherwise), in each case included in the Owned Intellectual Property Rights; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) the owner(s) of each such item of Registered IP and each Domain Name; (iv) any filings and payments to the applicable Governmental Entity that must be made within one hundred twenty days of the date of this Agreement and that are in effect as of the date of this Agreement and necessary for maintaining the Registered IP; and (v) any other Person that has an ownership interest in such item of Registered IP or each Domain Name, and the nature of such ownership interest.

(b) Section 3.18(b) of the Company Disclosure Letter contains a list of all Company Software.

(c) Section 3.18(c) of the Company Disclosure Letter contains a list of all Contracts in effect as of the date of this Agreement pursuant to which Company or any of its Subsidiaries have: (i) granted any third party right or license under any expressly identified Registered IP required to be identified on Section 3.18(a) of the Company Disclosure Letter; (ii) otherwise granted any third party any right or license under any Owned Intellectual Property Rights, excluding confidentiality agreements and nonexclusive licenses to Company Software granted in the ordinary course of business; (iii) licensed Software from a third party, except where such Software is commercially available for less than $100,000 per year, and subject to “shrink-wrap,” “click-through” or similar generally available license agreements; and (iv) obtained a license or ownership of other Intellectual Property Rights from a third party (other than Contracts for Software addressed in Section 3.18(c)(iii)) used by the Company or any of its Subsidiaries (including any contract pursuant to which Intellectual Property Rights have been sold, assigned or otherwise conveyed to the Company or any of its Subsidiaries), including any employment, consulting or other Contracts with employees, contractors or consultants involved in the development of any material component of any Company Software but excluding confidentiality agreements entered into in the ordinary course of business, (collectively in respect of clauses (i)-(iv) above, the “Intellectual Property Agreements”).

(d) With respect to the Owned Intellectual Property:

(i) no Person who has licensed Intellectual Property or Intellectual Property Rights to Company or any of its Subsidiaries in the 3 years prior to the date of this Agreement has retained ownership rights or license rights to modifications, improvements or derivative works made by or on behalf of Company or any of its Subsidiaries in such Intellectual Property or Intellectual Property Rights; and

(ii) neither Company nor any of its Subsidiaries is bound by, or subject to, any Contract granting a third party any exclusive right or license under any Owned Intellectual Property Rights, or containing any covenant not to assert or enforce any Owned Intellectual Property Rights (other than non-assert rights implied through a non-exclusive license grant), or containing any covenant not to challenge the validity or enforceability of any third-party Intellectual Property Rights (e.g. through a litigation settlement agreement), or that requires Company or any of its Subsidiaries to allocate to a Person any damages or other amounts arising from the enforcement or licensing of the Owned Intellectual Property Rights.

(e) Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a violation, event of default, or breach of or under any of the provisions of any Intellectual Property Agreement; (ii) an acceleration in the maturity or performance of any Intellectual Property Agreement; (iii) a right to cancel, terminate or modify any Intellectual Property Agreement; (iv) a loss of, or Lien on, any Owned Intellectual Property (or related Owned Intellectual Property Right); (v) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent to any other Person; (vi) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property or Owned Intellectual Property Rights; or (vii) the loss or impairment of the Company and its Subsidiaries of any of the Owned Intellectual Property or Owned Intellectual Property Rights or any of their rights under any of the Intellectual Property Agreements;

(f) (i) the Company or one of its Subsidiaries owns all right, title and interest in the Owned Intellectual Property Rights, including Intellectual Property Rights in and to the Company Software (other than Intellectual Property Rights licensed from third-parties) free and clear of any Liens, and the Company or one of its Subsidiaries is the registrant of each of the Domain Names; and (ii) the Company or one of its Subsidiaries has the sole and exclusive right to bring actions for infringement of the Owned Intellectual Property Rights, or unauthorized use of the Owned Intellectual Property, provided that the foregoing is not a representation of non-infringement, which is covered exclusively in Section 3.18(h).

(g) Section 3.18(g) of the Company Disclosure Letter accurately identifies each letter or other written or electronic communication or correspondence that has been sent in the 3 years prior to the date of this Agreement by or to Company, its Subsidiaries or any representative of Company or its Subsidiaries regarding: any actual, alleged or suspected infringement, misappropriation or violation of any third party Intellectual Property Rights or unauthorized use of third party Intellectual Property (including offers to license any third-party Intellectual Property or Intellectual Property Rights), and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. To the Company’s knowledge, none of the Owned Intellectual Property Rights are invalid or unenforceable. The validity of and title to the Owned Intellectual Property Rights, and the validity and enforceability of the Intellectual Property Agreements, in each case for 2 years prior to the date of this Agreement: (A) are not being threatened or challenged in writing (including through the use of any electronic communications); and (B) are not, to the Company’s knowledge the subject(s) of any Action threatened or proposed to Company in writing (including through the use of any electronic communication). To the knowledge of the Company, no Person, in the 2 years prior to the date of this Agreement, has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any copyright, patent (but with respect to patents, only with respect to Company’s knowledge as of the Effective Date), trade secret, or trademark included in the Owned Intellectual Property Rights, or otherwise unlawfully or impermissibly used or is using the Owned Intellectual Property.

(h) The business of the Company and its Subsidiaries, as conducted as of the date of this Agreement, does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate any third-party Intellectual Property Rights.

(i) Except as disclosed in Section 3.18(i) of the Company Disclosure Letter, all current employees, agents, consultants or contractors who have contributed to or participated in any material respect in the creation or development on behalf of Company or any of its Subsidiaries of any Registered IP, or any patentable, copyrightable or trade secret material included in the Owned Intellectual Property and that is embodied in the Company Software, in either instance, either: (i) has created such material in a manner that constitutes a “work-made-for-hire” or is in the context of an employer-employee relationship such that the Company is deemed to be the original owner (including author of copyrights) of all Intellectual Property Rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Company or any of its Subsidiaries of all right, title and interest in such material, without any limitations or restrictions other than as imposed under applicable Law.

(j) Except as disclosed in Section 3.18(j) of the Company Disclosure Letter, the Company and its Subsidiaries have entered into agreements with their employees, consultants, officers, directors and agents who have access to Know-How included in the Owned Intellectual Property, the value of which is material to the current operation of the Company’s business, and dependent upon the maintenance of the confidentiality thereof, to own and maintain the confidentiality of such Know-How. To the Company’s knowledge, there is no material breach or violation by Company or any of its Subsidiaries, and no material breach or violation by any other party of any such employee agreement or any agreement identified in Section 3.18(c) of the Company Disclosure Letter. To the knowledge of Company there has been no material unauthorized disclosure or use of Know-How of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to prevent the unauthorized disclosure or use of their Know-How that is material to the value of the Owned Intellectual Property.

(k) Section 3.18(k)(i) of the Company Disclosure Letter contains an accurate list of all Open Source Code (a) identified by Black Duck Software in its September 09, 2013 report as then-present in the source code repository for the Company’s earSmart Software, or (b) that is, to the knowledge of the Company, included in and distributed with such Company Software as of the date of this Agreement. Section 3.18(k)(ii) of the Company Disclosure Letter contains an accurate list of all Open Source Code (a) identified by Black Duck Software in its May 28, 2014 report as then-present in the source code repository for the Sensor Platforms codebase Software, or (b) that is, to the knowledge of the Company, included in and distributed with such Company Software as of the date of this Agreement. Section 3.18(k)(iii) of the Company Disclosure Letter contains an accurate list of all Owned Intellectual Property being distributed by Company or its Subsidiaries as of the date of this Agreement pursuant to an Open Source License. Except with respect to the Software listed in Section 3.18(k) of the Company Disclosure Letter, no Company Software is being distributed (as that term is used in the applicable Open Source License) with Open Source Code in a manner that, to the Company’s knowledge, subjects such Company Software to any requirement or condition under the applicable Open Source License that any such Company Software or part thereof to (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or derivative works; or (iii) be redistributable at no charge.

(l) None of the Company Software contains, to the knowledge of Company or its Subsidiaries, any undisclosed “back door,” “drop dead device,” “time bomb,” “kill switch,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. There has not, to the Company’s knowledge, been any unauthorized access to the Software or modification of Software in the 2 years prior to the date of this Agreement.

(m) The source code for Company Software contains annotations and programmer’s comments, and otherwise has been documented in a manner that is reasonably consistent with industry practice with respect to similar Software. Section 3.18(m) of the Company Disclosure Letter sets forth a list of all Contracts in effect as of the date of this Agreement pursuant to which any such source code has been licensed, or made available to a Person in its capacity as an escrow agent. No event has occurred, and, to the Company’s knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software from any escrow agent to any other Person.

(n) The Company and its Subsidiaries owns or directly controls, operates and maintains live back up/disaster recovery facilities that are, in all material respects, reasonable for the business of the Company and its Subsidiaries as currently conducted.

Section 3.19 Customers and Suppliers. Section 3.19 of the Company Disclosure Letter sets forth a true, complete and correct list of the ten (10) largest original customers (each a “Material Customer”) and the ten (10) largest suppliers (each a “Material Supplier”) to the Company and the Company Subsidiaries for the fiscal year ended December 31, 2014 showing the total dollar number of sales to, or purchases from, as the case may be, each Material Customer or Material Supplier during such period. Since January 1, 2014, (i) no Material Customer or Material Supplier has, to the knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or materially curtail its business relationship with the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer or Material Supplier.

Section 3.20 Affiliate Transactions. Other than rights to receive Offer Consideration and the consideration provided for under Section 2.1(d) with respect to Company Stock Options and Company RSUs, no material relationship, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.

Section 3.21 Quality and Safety of Products.

(a) Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has (A) received any written notice or allegation from a Governmental Entity, (B) been a party or subject to any action, suit, investigation or proceeding brought or initiated by a Governmental Entity or (C) been threatened in writing by a Governmental Entity with any action, suit, investigation or proceeding or (ii) a Governmental Entity that contained allegations or threatened or stated a basis for initiating an action, suit, investigation or proceeding, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Since January 1, 2012, (i) there have been no recalls of any product of the Company or any Subsidiary whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any Subsidiary and (ii) the Company has not received any written notice from any customer or Governmental Entity in connection with a claim or allegation against the Company or its Subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22 Brokers. Except for Deutsche Bank Securities Inc., and no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23 Takeover Statutes. No Takeover Laws or any anti-takeover provision in the Company Constituent Documents are, or at the Effective Time will be, applicable to the Company, the Merger, the Offer, this Agreement or any of the transactions contemplated hereby and thereby.

For purposes of this Agreement, “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state anti-takeover Laws and regulations.

Section 3.24 Fairness Opinion. The Company Board has received the opinion of Deutsche Bank Securities Inc. to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Offer Consideration was fair, from a financial point of view, to the holders of Shares (excluding Parent and its Affiliates). As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

Section 3.25 Full Disclosure. This Agreement (including the Company Disclosure Letter) do not, and the certificate referred to in clause (c)(iv) of Annex II will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3.26 DGCL 251(h). The Company has not taken, or authorized or permitted any Representatives of the Company to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents (excluding exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature);

provided, however, that any such disclosures in such Parent SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 4.2, 4.3 or 4.13, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b) Parent has previously made available to the Company a true, correct and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, including all amendments thereto, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, and (ii) 10,000,000 shares of Parent Preferred Stock. As of the close of business on April 23, 2015: (i) 85,111,493 shares of Parent Common Stock were issued and outstanding, (ii) no shares of preferred stock of Parent were issued and outstanding, and (iii) no shares of Parent Common Stock held by Parent as treasury shares. All outstanding shares of Parent Common Stock are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business on April 23, 2015, there are (i) 85,111,493 shares of common stock of Parent issued and outstanding and (ii) no shares of preferred stock of Parent issued or outstanding.

(c) As of the close of business on April 23, 2015, Parent has reserved 5,791,963 shares of Parent Common Stock for issuance under its equity plans. As of the close of business on April 23, 2015, there were outstanding equity awards to purchase or otherwise acquire 6,208,037 shares of Parent Common Stock.

(d) As of the close of business on April 23, 2015, except as contemplated by Section 4.2(c), there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other Contracts to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. As of the close of business on April 23, 2015, there are no outstanding Contracts of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent. From April 23, 2015 through the date of this Agreement, there have been no issuances by Parent of shares of Parent Common Stock, rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls commitments or rights of any kind that obligate Parent to issue or sell any shares or other securities of Parent, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, other than the issuance of shares of Parent Common Stock pursuant to the exercise of options to purchase such shares that were outstanding as of the close of business on April 23, 2015.

(e) As of the close of business on April 23, 2015, neither Parent nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.

Section 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement, or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate in any material respect any Law or any settlement, injunction or award of any Governmental Entity, in each case applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties are bound, or (iv) result in the creation of any material Lien upon any of the properties or assets of Parent or Merger Sub (including the Acquired Companies following the Effective Time) except, in the case of clause (iii) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate, has not had, and could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” Laws, including the Registration Statement, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, and (iii) such filings as may be required under the DGCL in connection with the transactions contemplated by this Agreement.

Section 4.5 Information Supplied. None of the information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the SEC Transaction Documents (or any amendment thereof or supplement thereto) will, on the date the SEC Transaction Documents are first mailed to the stockholders of the Company, or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to the information supplied by the Company for inclusion therein.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7 Financing. Parent will have, as of the Effective Time, sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.9 SEC Reports; Financial Statements.

(a) Parent have filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the SEC since February 14, 2014 (all such forms, reports, statements, schedules, certificates, exhibits and other information incorporated therein, and other documents, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Parent SEC Document has been revised or superseded by a Parent SEC Document filed prior to the date hereof, none of Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act or any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The audited consolidated financial statements of Parent and its Subsidiaries (including any related notes thereto) that are included in Parent SEC Documents (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (C) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of Parent and its Subsidiaries (including any related notes thereto) that are included in Parent SEC Documents (x) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated.

(c) Parent (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of Board of Directors of Parent (A) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act and SOX with respect to such reports. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX, and based on the most recent such assessment concluded that such controls were effective. Parent’s system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (2) that receipts and expenditures are executed in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that would materially affect Parent’s financial statements. Since February 14, 2014, Parent and its Subsidiaries have not identified any significant deficiency, material weakness or fraud, whether or not material, that involved management or other employees.

(d) Since February 14, 2014, the then-acting Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Since February 14, 2014, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding any material weaknesses in the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in illegal accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to board of directors of Parent or any committee thereof or to any director or officer of Parent.

(f) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since February 14, 2014 relating to the Parent SEC Documents and all written responses of Parent or its Subsidiaries thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the knowledge of Parent, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent or its Subsidiaries.

Section 4.10 No Undisclosed Liabilities. As of the close of business on the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not required to be recorded or reflected on a balance sheet under GAAP, except for liabilities and obligations (a) reflected or reserved against in the Parent’s consolidated balance sheet as at December 31, 2014 (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2014 consistent with past practice, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that, individually or in the aggregate, are not material to Parent and its Subsidiaries, taken as a whole.

Section 4.11 Litigation.

(a) As of the close of business on the date of this Agreement: (i) there is no Action pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective officers, directors, representatives (each in their capacity as a representative of Parent), that is material to Parent and its Subsidiaries, taken as a whole, or is seeking damages in excess of $100,000 and (ii) neither the Company, any of its Subsidiaries nor any of their respective officers, directors, representatives (each in their capacity as a representative of Parent) is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) As of the close of business on the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 4.12 Compliance with Laws.

(a) The Parent and each of its Subsidiaries are in, and at all times since February 14, 2014, have been in, compliance in all material respects with all Laws applicable to them or by which any of their respective properties are bound.

(b) Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub. All Permits of Parent and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

(c) To the knowledge of Parent, Parent and its Subsidiaries are not currently, nor have they been, under investigation by the DOJ, the FTC, any state Attorney General or any other Governmental Entities for any violation of or non-compliance with any Laws in any material respect. No Person has filed or, to the knowledge of Parent, has threatened to file against Parent or any of its Subsidiaries a claim or action relating to any of Parent’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.), except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

(d) Parent and its Subsidiaries have at all times complied in all material respects with the False Claims Act of 1863, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.), and any other Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of Parent, there are no situations with respect to the business of Parent or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

(e) Parent, to its knowledge, is, and since February 14, 2014, has been in compliance in all material respects with all Laws governing the export, re-export, import, sale, purchase, and any other provision of goods and services in the jurisdictions in which Parent operates, including the Laws of the United States governing embargoes, sanctions, and boycotts, the Arms Export Controls Act (22 U.S.C. 2778), the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the Laws administered by United States Customs and Border Protection, and the Laws administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the United States Department of Treasury.

Section 4.13 Absence of Certain Changes or Events. Since December 31, 2014, (a) the businesses of the Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

Section 4.14 Distribution. The distribution of Parent Common Stock pursuant to that certain Separation and Distribution Agreement by and between Dover Corporation and Parent, dated as of February, 28 2014 (the “Distribution”), was intended to qualify as a tax-free distribution for U.S. federal income tax purposes pursuant to Sections 355 and 368(a)(1)(D) of the Code and Parent does not have any material liability related to the Distribution that has not been accrued in the Parent SEC Documents.

Section 4.15 Brokers. Except for J.P. Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except (i) as specifically required by this Agreement or as set forth on Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, or (iii) if Parent otherwise provides its prior consent in writing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (u) conduct its business in the ordinary course of business consistent with past practice, (v) preserve substantially intact its business organization, (w) preserve its assets and properties in good repair and condition, (x) preserve its current relationships with customers, suppliers, distributors and other Persons with which it has material business relations, (y) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses as are currently in effect and (z) manage cash and working capital to continue to conduct its business in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 5.1(a), between the date of this Agreement and until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except (i) as specifically required by this Agreement, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(b) of the Company Disclosure Letter or (iv) if Parent provides its prior consent (which consent shall not be unreasonably withheld, conditioned or delayed in the case of clauses (iii), (v), (vii), (x), (xii), (xix) or (xxiii)) in writing, the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or permit the adoption of any amendment to the charter or bylaws (or equivalent organizational documents) of any Acquired Company;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, except the issuance of Shares pursuant to the exercise of Company

Stock Options or the settlement of Company RSUs outstanding as of the date hereof, or the purchase of Shares pursuant to the Company ESPP, in accordance with the terms of such instruments, (B) other voting securities of, or equity interests in, the Company or any capital stock or voting securities of, or other equity interests in, any Subsidiary of the Company, (C) securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, the Company or any of its Subsidiaries, (D) right to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (E) Company Stock Equivalents or (F) Company Voting Debt, except grants of Company Stock Options or Company RSUs to new hires in the ordinary course of business consistent with past practice, including past practice with respect to vesting schedules provided that such grants to any individual do not exceed $50,000;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other wholly owned Subsidiaries of the Company);

(v) (A) modify the terms of, or otherwise pay (or fail to pay) accounts payable or (B) modify the terms of, collect (or fail to collect) accounts receivable, in each case, in a manner other than in the ordinary course of business consistent with past practice;

(vi) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests (except (A) in connection with the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the exercise of Company Stock Options or settlement of Company RSUs outstanding as of the date hereof and (B) pursuant to the exercise, vesting and/or forfeiture or repurchase of equity awards granted prior to the Effective Time as permitted by Section 5.1(b)(iii) of this Agreement or with the consent of Parent, in accordance with their terms), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(vii) authorize, or make any commitment with respect to, any capital expenditure, other than capital expenditures that are both in the ordinary course of business consistent with past practice and do not to exceed $400,000 individually or $2,000,000 in the aggregate;

(viii) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) purchases of inventory and other assets in the ordinary course of business consistent with past practice, or (2) pursuant to Contracts in effect on the date hereof, or (B) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (2) grants of Permitted Liens or (3) pursuant to Contracts in effect on the date hereof;

(ix) enter into any material joint venture or partnership;

(x) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company and other than routine advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), (B) incur any indebtedness for borrowed money (it being understood that, for the avoidance of doubt, trade payables do not constitute indebtedness for borrowed money) or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries);

(xii) except to the extent required by applicable Law (including Section 409A of the Code), or the terms of any Company Plan, and except as contemplated by Section 5.7, (A) increase the compensation or benefits of any current or former director, employee or consultant of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (B) establish, materially amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or employment or severance agreement, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock units or other stock-based compensation other than as required by the provisions of Company Stock Options and Company RSUs outstanding as of the date of this Agreement, (D) fail to make any required contributions under any Company Plan, (E) hire employees in a number greater than the permanent headcount set forth in the Company’s 2015 operating plan, or (F) terminate any officer, sales personnel or director of the Company or any of its Subsidiaries whose salary is greater than $150,000 (other than any termination for cause);

(xiii) (A) implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, (B) change its fiscal year, or (C) make any material change in internal accounting controls or disclosure controls and procedures;

(xiv) (A) fail to file any Tax Return when due (after giving effect to any properly obtained extensions of time in which to make such filings), (B) prepare or file any income or other material Tax Return inconsistent with past practice or, on any such

Tax Return, take any position, make, change or rescind any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (C) settle or compromise any material Tax liability or refund, file any amended Tax Return involving a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes;

(xv) (A) pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation that is not an Action, other than payment, discharge, waiver, settlement, release or satisfaction in the ordinary course of business consistent with past practice and other than the satisfaction or performance by the Company and its Subsidiaries of their respective obligations in accordance with the applicable terms thereof under Contracts in effect on the date hereof and Contracts permitted under this Section 5.1 to be entered into on or following the date hereof or (B) other than in connection with the ordinary course settlement of disputes with customers, accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any of its Subsidiaries, with or without recourse, including any rights or claims associated therewith;

(xvi) commence or settle, compromise or otherwise resolve any Action outside the ordinary course of business consistent with past practice to the extent (A) resulting in any liability in excess of amounts covered under the Company’s insurance policies and reserved therefor or reflected on the balance sheet of the Company as of December 31, 2014 or (B) (1) involving any injunction or non-monetary relief on the Company or any of its Subsidiaries, (2) not providing for a complete release of the Company and its Subsidiaries of all claims or (3) providing for any admission of liability by the Company or any of its Subsidiaries;

(xvii) other than non-exclusive licenses to end users, distributors and resellers in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of Intellectual Property;

(xviii) dispose of or permit to lapse any ownership or right to use, or fail to protect, defend or maintain the ownership, validity or registration of any Intellectual Property or disclose to any third party any confidential or proprietary information other than in the ordinary course of business;

(xix) (i) other than in the ordinary course of business consistent with past practice, enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract or Contract that would be a Material Contract if in effect on the date of this Agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with its terms) its material rights thereunder;

(xx) waive, extend, renew or enter into any non-compete, most favored nation, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the freedom of the Company or any of its Subsidiaries in conducting their operations or business, as the case may be, or any of their respective subsidiaries or Affiliates (whether before or after the Closing);

(xxi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xxii) create any Subsidiary;

(xxiii) enter into any new line of business;

(xxiv) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body of the Company or any Subsidiary, or enter into negotiations regarding any such agreement; or

(xxv) agree to, authorize, or enter into any Contract obligating it to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxiv).

Section 5.2 Obligations of Merger Sub and Surviving Corporation. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

Section 5.3 Acquisition Proposals.

(a) Promptly following the execution hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf to any Person (other than Parent) who was previously considering making an Acquisition Proposal. The Company shall direct its Representatives not to take any action, or fail to take any action, inconsistent with the Company’s obligations under this Section 5.3. The Company shall not terminate, waive, amend, release or modify in any respect any provision of any confidentiality agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with any Person (other than Parent) with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided, however, that the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that is reasonably likely to lead to an Acquisition Proposal if the Company Board determines that failure to waive such standstill would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

(b) Subject to the other terms of this Section 5.3, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)); or (vii) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Section 5.3, if at any time prior to the Acceptance Time, (i) the Company receives, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, (ii) such Acquisition Proposal did not result from a breach of Section 5.3(a) or Section 5.3(b) of this Agreement, (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 5.3(c) would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company, then, prior to the Acceptance Time, the Company may (x) make available information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that any nonpublic information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or concurrently with the time it is provided or made available to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company and its Subsidiaries shall, and shall cause its and their respective Representatives to, cease any activities described in clause (x) or (y) of this Section 5.3(c) immediately following the time the applicable Acquisition Proposal ceases to be a Superior Proposal or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal. The Company shall promptly (and in any event within the later of twenty-four (24) hours or the next Business Day) advise Parent in writing of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or inquiry, proposal or offer, and the material terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Acquisition Proposal, inquiry, proposal or offer, including furnishing copies of all offer letters, term sheets, written proposals or similar documents, in each case, offering or proposing to effect an Acquisition Proposal, and any draft agreements to effect the applicable Acquisition Proposal exchanged between the Company and the other party making the Acquisition Proposal.

(d) Subject to the other terms of this Section 5.3, neither the Company Board nor any committee thereof shall (i) (A) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, the Company Determination or the approval of this Agreement, the Offer or any of the other transactions contemplated hereby, take any action (or permit or authorize the Company or any of its Subsidiaries or any of its or their respective Representatives to take any such action) inconsistent with the Company Recommendation or Company Determination or resolve, agree or propose to take any such actions (each such action set forth in this Section 5.3(d)(i)(A) being referred to herein as an “Adverse Recommendation Change”) or (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal or resolve, agree or propose to take any such actions, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal other than an Acceptable Confidentiality Agreement in accordance with Section 5.3 (each, an “Alternative Acquisition Agreement”), (iii) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable antitakeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by an Acquisition Proposal (including approving any transaction under the DGCL), or (iv) resolve, agree or propose to take any such actions.

(e) Notwithstanding Section 5.3(d), at any time prior to the Acceptance Time, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and provided that the Company and its Subsidiaries have complied with this Section 5.3, then, prior to the Acceptance Time, the Company Board may (solely in response to a Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a breach of Section 5.3(a) or Section 5.3(b) of this Agreement), make an Adverse Recommendation Change and may thereafter terminate this Agreement pursuant to such Section 7.1(d)(iii) (including payment of the Termination Fee, as defined in Section 7.3(c)(iii) hereof) and concurrently enter into a binding definitive agreement to effect such Superior Proposal. Neither the Company Board nor any committee thereof shall make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(iii) or cause the Company to enter into a binding definitive agreement to effect such Superior Proposal unless the Company has first complied with the provisions of Section 5.3(f) and, after so complying, the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and such Acquisition Proposal continues to constitute a Superior Proposal.

(f) The Company Board shall not take any action set forth in Section 5.3(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any agreements exchanged between the Company and the other party making such Superior Proposal which are intended to effect such Superior Proposal, and the Company Board has made the determination required under Section 5.3(e) (including the basis on which such determination has been made), (ii) negotiated, and caused the Company and its Representatives to negotiate, during the four (4) Business Day period following Parent’s receipt of the Notice of Superior Proposal (the “Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement (to the extent Parent wishes to do so) so that such Acquisition Proposal no longer constitutes a Superior Proposal, and (iii) after complying with clauses (i) and (ii), reaffirmed such determination in light of any counteroffer or proposed amendment to the terms of this Agreement; provided, however, that any such counteroffer or proposed amendment is presented in definitive form where the only action required by the Company to accept is to countersign such agreement; provided, further, that if during the Notice Period any revisions are made to an Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Superior Proposal to Parent and shall comply with the requirements of this Section 5.3(f) with respect to such new Notice of Superior Proposal, except that in such a situation, the Notice Period shall be two (2) Business Days.

(g) The Company agrees that it shall take all actions necessary so that any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board or any committee thereof in any respect that would have the effect of causing any of the Takeover Laws of any state (including Delaware) or other similar statutes to be applicable to the transactions contemplated hereby, including the Merger.

(h) Nothing contained in this Section 5.3 shall prohibit the Company Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects an Adverse Recommendation Change in accordance with Section 5.3(e); provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation and rejects any Acquisition Proposal within three (3) Business Days after such stop, look and listen communication.

(i) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or similar provision); provided, that such confidentiality agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Section 5.3.

(ii) “Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the surviving or resulting entity immediately following the transaction, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (D) transaction in which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the Company immediately following the transaction, (E) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Shares or (F) any combination of the foregoing (in each case, other than the Offer and the Merger).

(iii) “Superior Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than 50% of the Shares or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the stockholders of the Company to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including the Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delay and all financial, regulatory, legal and other aspects of such offer), and (B) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer, including the likelihood of any necessary financing (including with respect to any indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer) can be obtained in a timely manner.

(j) Any action taken or not taken by any Representative of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 5.3, shall be deemed a breach of this Agreement by the Company; provided, however, that, without limiting in any way the terms of this Section 5.3, if the Company has instructed in writing promptly, after the date of this Agreement, its and its Subsidiaries’ Representatives to comply with the terms of this Section 5.3, then no action taken or not taken by any Representative who is not an officer, director or employee of the Company shall be considered for purposes of Section 7.1(c)(i) or Section 7.1(c)(iii) unless one or more officers or the directors of the Company or any of its Subsidiaries has directly or indirectly authorized or directed the Representative to take such action or any similar action.

Section 5.4 Rule 14d-10 Matters. Prior to the expiration of the Offer, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause its Subsidiaries, officers and directors to, use its reasonable best efforts to cause its Representatives to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law, to the Company’s and its Subsidiaries’, officers, employees, properties, offices, other facilities and books and records, and shall make available to Parent, Merger Sub and their respective Representatives all financial, operating and other data and information as Parent, Merger Sub and their respective Representatives shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company or any of its Subsidiaries or (ii) otherwise violate any applicable Law, provided that the Company has used its reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a waiver or violation.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Nondisclosure Agreement between the Company and Parent dated as of January 7, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with its terms except with respect to the standstill restrictions set forth therein, which shall terminate and be of no further force or effect as of the date hereof and paragraph 5 of the Confidentiality Agreement shall be superseded by this Agreement.

Section 5.6 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require Parent or Merger Sub to, and the Company shall not without the prior written consent of Parent, agree to any modification to or accommodation under any Contract or undertake any liability in connection with obtaining any consent under any Contract. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if applicable, with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other commercially reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the DOJ or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the reasonable opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law to comply with this Section 5.6(b). Notwithstanding anything to the contrary in this Section 5.6(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(c) In connection with the approvals and authorizations set forth in Section 5.6(b), notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent shall be in sole discretion of Parent), (i) proffer to, agree to or become subject to any order, judgment or decree to, sell, license or dispose of or hold separate or sell, license or dispose of or hold separate before or after the Closing, any assets, businesses, product lines or interest in any assets or businesses of Parent or any of its Affiliates or the Company or any of its Subsidiaries or to consent to any sale, license, or disposition, or agreement to sell, license or dispose of, by the Company or any of its Subsidiaries, any of their assets or businesses or product lines, (ii) proffer to, agree to, or become subject to any order, judgment or decree to make or accept, any changes, modifications, limitations or restrictions in the operations of any assets or businesses of Parent or the Company or any of their respective Subsidiaries, any Contract to which Parent or the Company or any of their respective Subsidiaries is a party or otherwise bound or any of the relationships of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries with any other Persons (contractual or otherwise), (iii) proffer to or agree to any concession, accommodation or liability (the items in clauses (i) through (iii), each a “Burdensome Action”) or (iv) commence or contest any litigation related to such matters contemplated by this Section 5.6.

(d) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) No later than three (3) Business Days prior to Closing, the Company shall deliver to Parent duly executed payoff letters, in form and substance reasonably acceptable to Parent, from all counterparties to indebtedness of the Company or any Subsidiary of the Company with respect to the repayment of all such indebtedness; provided, however that no repayment of intercompany obligations between the Company and any Subsidiary or among the Company’s Subsidiaries shall be required.

(f) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third party debt or equity financing for the purpose of financing the aggregate Cash Consideration, the Option Payments, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated hereby and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the

Effective Time for which it is not promptly reimbursed or simultaneously indemnified or (C) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Constituent Documents, any applicable Laws or any Material Contract. Such cooperation shall include, without limitation, (i) participating in a reasonable number of meetings, presentations and due diligence sessions, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing, and (iii) as promptly as reasonably practical, and in any event at least ten (10) days prior to the Closing Date, making available to Parent and its financing sources such financial and other pertinent information regarding the Company as shall exist (or if not existing, using reasonable efforts to prepare such financial or other pertinent information with any out of pocket costs being paid by Parent) as may be requested by Parent. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.6(f), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (a) any information provided by the Company or any of its Subsidiaries or (b) any fraud or intentional misrepresentation or willful misconduct by any such Persons.

Section 5.7 Employee Benefits Matters.

(a) Following the Effective Time, Parent shall give each employee of the Company, the Surviving Corporation or their respective Subsidiaries who shall have been employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries to the extent such service would be recognized if it had been performed as an employee of Parent for purposes of (i) eligibility and vesting under any Parent Employee Plans, but not for benefit accrual purposes under any defined benefit plan of Parent or for purposes of determining eligibility for retiree health and welfare benefits, and (ii) unless covered under another arrangement with or of Parent or the Surviving Corporation, determination of benefit levels under any Parent Employee Plan or policy of general application relating to vacation, sick and paid time off accrual or severance, in either case for which the Continuing Employees are otherwise prospectively eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Parent Employee Plan, including any such Parent Employee Plan that was frozen prior to the Effective Time. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions, eligibility waiting periods, evidence of insurability, physical examination and actively at-work requirements to the same extent such limitations or requirements would not have been applicable to such Continuing Employee under the terms of any comparable medical and dental plan of the Company and its Subsidiaries. For purposes of this Agreement, the term “Parent Employee Plan” means any

“employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other formal written plan or policy under which service with Parent is relevant to eligibility, vesting and/or level of benefits, for the benefit of, or relating to, the current employees of Parent or its Subsidiaries and with respect to which eligibility has not been frozen.

(b) To the extent that the Continuing Employees commence participation in the Parent Employee Plans in the calendar year containing the Closing Date, Parent shall (or shall cause its Subsidiaries to) cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the calendar year of the Company Plan ending on the date such employee’s participation in the corresponding Parent Employee Plan begins to be given full credit under such Parent Employee Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable calendar year as if such amounts had been paid in accordance with such Parent Employee Plan, and Parent shall (or shall cause its Subsidiaries to) credit the accounts of such Continuing Employees under any Parent Employee Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan.

(c) If requested by Parent in writing not less than ten (10) Business Days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code. If Parent so provides notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate such Company Plan (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed), effective no later than the date immediately preceding the Closing Date.

(d) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific Person. The provisions of this Section 5.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time, (ii) impede or limit Parent, the Company, the Surviving Corporation or any of their Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.7) under or by reason of any provision of this Agreement.

Section 5.8 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice; and (b) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Entity in connection with the transactions contemplated by this Agreement.

Section 5.9 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any director or employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each current (as of the Effective Time) and each former officer or director of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent provided as of the date hereof in the Company Constituent Documents or contractual arrangements of the Company or its Subsidiaries existing as of the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the same extent provided under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as of the date of this Agreement and any existing contractual arrangements of the Company or its Subsidiaries. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which any Acquired Company is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 5.9, the Person who is requesting such indemnification or advance shall agree to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent.

(b) Except as may be required by applicable Law, Parent and the Company agree that for a period of six years from the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Constituent Documents (or, as relevant, those of the Subsidiary) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and for a period of six years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) Parent shall, in its sole discretion, either (i) cause the Surviving Corporation to continue to maintain in effect for a period of six years from the Effective Time for the Persons who, as of the date of this Agreement, are covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy (“D&O Insurance”), D&O Insurance with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as provided in the Company’s and its Subsidiaries’ policies as of the date hereof, or, if such insurance is unavailable, the Surviving Corporation shall purchase the best D&O Insurance reasonably available for such six-year period with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as provided in the Company’s and its Subsidiaries’ policies as of the date hereof, or (ii) prior to the Effective Time, pay for and cause to be obtained, and to be effective at the Effective Time, one or more prepaid “tail” insurance policies for the Persons who, as of the date hereof, are covered by the Company’s existing D&O Insurance, with a claims period of at least six years from the Effective Time with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as the Company’s and its Subsidiaries’ existing D&O Insurance, for claims arising from facts or events that occurred prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the maximum aggregate premium for such D&O Insurance that Parent shall be required to expend shall not exceed two hundred percent (200%) of the annual D&O Insurance premium for the Company’s current fiscal year, which annual premiums are set forth in Section 3.16 of the Company Disclosure Letter; and if such amount is not sufficient to purchase D&O Insurance in such maximum amount, then Parent shall purchase such amount of insurance with the best coverage reasonably available as can be purchased for an aggregate amount that is equal to two hundred percent (200%) of the annual premium for such policies for the Company’s current fiscal year. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six years.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 5.9 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. After the Effective Time, the obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). The provisions of this Section 5.9 shall survive the consummation of the

Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Antitakeover Statute. If any Takeover Law is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.12 Stockholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement (a “Merger Action”) and with respect to the matter set forth on Section 5.12 of the Company Disclosure Letter. The Company shall give Parent the opportunity to participate in the defense or settlement of any Merger Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement, shall give due consideration to Parent’s advice with respect to such Merger Action and shall not settle or offer to settle any such Merger Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except and solely to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system. The restrictions set forth in this Section 5.13 shall not apply to any Adverse Recommendation Change, which shall be subject to the terms of Section 5.3.

Section 5.14 Transfer Taxes. Except as provided for in Section 2.2(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company or the Surviving Corporation shall be paid by either the Company or the Surviving Corporation. The Company and Parent shall cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 5.15 Company Equity Awards. Promptly following the execution of this Agreement, the Company shall adopt such resolutions and take all necessary actions that are necessary to effect the transactions described in Section 2.1. Promptly following the taking of such actions, the Company shall, after consultation with Parent, deliver to the holders of Company Stock Options and Company RSUs, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing or delivery thereof to the holders of Company Stock Options and Company RSUs, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.

Section 5.16 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ Global Select Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17 Form S-8. Parent agrees to file with the SEC, no later than ten (10) Business Days after the date on which the Effective Time occurs, a registration statement on Form S-8 (or any successor form or other applicable form if a Form S-8 is for any reason unavailable for use by Parent at such time), relating to the shares of common stock of Parent underlying the assumed Company Stock Options and Company RSUs and shall use reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company Equity Awards remain outstanding.

Section 5.18 NYSE Listing. Prior to the Closing, Parent shall file a Supplemental Listing Application (or such other form as may be required by NYSE) with NYSE with respect to the shares of the Parent Common Stock to be issued in the Merger.

Section 5.19 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby (including the Merger) upon the terms and subject to the conditions set forth in this Agreement.

Section 5.20 Dataroom Information. Immediately following the execution of this Agreement, the Company shall deliver to Parent an electronic copy of the documents and information contained in the virtual online data room hosted on behalf of the Company in the online workspace captioned “Project Miami” as of the execution and delivery of this Agreement, and the Company shall deliver to Parent an electronic copy of the documents and information contained in such virtual online data room as of the Acceptance Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Regulatory Approvals. All approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(b) No Injunctions, Orders or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated hereby.

(c) Consummation of Offer. Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Acceptance Time (with any termination by Parent also being an effective termination by Merger Sub) only as follows:

(a) by mutual written consent of Parent and the Company at any time;

(b) by either Parent or the Company:

(i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, that remains in effect, or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Offer or the Merger and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(ii) if, the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement without the Minimum Tender Condition having been satisfied and the other Offer Conditions having been satisfied or waived by Parent; or

(iii) if the Acceptance Time shall not have occurred on or before July 31, 2015; provided, however, that if all of the conditions to the Offer set forth in Annex II have been satisfied or shall be then capable of being satisfied (other than the condition set forth in clause (b) of Annex II), such date may be extended by either Parent or the Company by written notice to the other party, until September 1, 2015 (such applicable date, the “Outside Date”);

(c) by Parent, at any time prior to the Acceptance Time:

(i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in each case such that an Offer Condition contained in clauses (c)(i) or (c)(ii) of Annex II would not be satisfied; and (B) if curable, such untruth, inaccuracy or breach is not cured within thirty (30) calendar days after written notice to the Company (or, if less, the number of calendar days remaining until the Outside Date) describing such untruth, inaccuracy or breach in reasonable detail; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected an Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (B) adopted, approved, endorsed, declared advisable or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer (C) failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation, (D) failed to include in the Schedule 14D-9 the Company Determination or Company Recommendation, or (E) failed to recommend against a competing tender offer or exchange offer for fifteen percent (15%) or more of the outstanding capital stock of the Company within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(iii) if the Company breaches Section 5.3, other than an inadvertent and immaterial breach that does not result in an Acquisition Proposal; or

(iv) if any court of competent jurisdiction or other Governmental Entity shall have issued any judgment, order, injunction, rule or decree or taken any other action that individually or in the aggregate constitutes a Burdensome Condition, and such judgment, order, injunction, rule or decree shall have become final and nonappealable;

(d) by the Company:

(i) if prior to the Acceptance Time, if (A) (i) any of the representations and warranties of Parent and Merger Sub set forth in Section 4.2 (Capital Stock) shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies of such representations and warranties, (ii) the representation and warranty in Section 4.13(b) (Absence of Certain Changes or Events) shall not have been true and correct in all respects both as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time, (iii) any of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization, Standing and Power), Section 4.3 (Authority), Section 4.4 (No Conflicts; Consents and Approvals) and Section 4.17 (Brokers) shall not have been true and correct in all material respects as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) any of the other representations and warranties of Parent and Merger Sub set forth herein shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct (in the case of this clause (iv) only, without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) Parent or Merger Sub shall not have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the expiration of the Offer; provided, in the case of each of clause (A) and (B) above, if curable, such untruth, inaccuracy or breach is not cured within thirty (30) calendar days after written notice to Parent and Merger Sub (or, if less, the number of calendar days remaining until the Outside Date) describing such untruth, inaccuracy or breach in reasonable detail; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) the Parent Common Stock is delisted from the New York Stock Exchange; or

(iii) prior to the Acceptance Time, in order to concurrently enter into a definitive agreement to effect a Superior Proposal, if the Company has complied with Section 5.3(a)-(e) with respect to such Superior Proposal (except with respect to immaterial breaches of the obligations to deliver notices or other writings pursuant to Section 5.3(c)), (ii) complied in all material respects with Sections 5.3(a)-(e) with respect to any other Superior Proposal and (iii) complied with Section 5.3(f) with respect to any Superior Proposal and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provisions of this Section 7.1 being relied on to terminate this Agreement to the other parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for a deliberate and willful breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(ii) then (1) the Company shall pay to Parent by wire transfer of same day funds to the account or accounts designated by Parent or its designee the Expenses, which shall not exceed $3,000,000, within two (2) Business Days after receipt from Parent of documentation supporting such Expenses, and (2) if, concurrently with or within nine months after the date of any such termination, (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal, or (y) any Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the consummation of such Acquisition Proposal;

(ii) (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated by Parent pursuant to Section 7.1(c)(i)(A)(y), then, if, concurrently with or within nine months after the date of any such termination, (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal, or (y) any Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the consummation of such Acquisition Proposal;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee within two (2) Business Days after such termination; and

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with, and as a condition to, such termination;

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) For purposes of this Section 7.3.

(i) “Acquisition Proposal”, as used in Section 7.3(b)(i), shall have the meaning ascribed thereto in Section 5.3(i)(ii), except that references in Section 5.3(i)(ii) to “fifteen percent” shall be replaced by “fifty percent” and references to “eighty-five percent” shall be replaced by references to “fifty percent.”

(ii) “Expenses” means reasonably documented fees and out-of-pocket expenses incurred or paid by or on behalf of Parent, Merger Sub and their respective Affiliates in connection with the diligence efforts related to the Merger, the preparation, negotiation, execution, performance and consummation of this Agreement, the Merger, the Offer or the other transactions contemplated by this Agreement, or related to the evaluation, authorization, preparation, negotiation, execution, or performance of the Merger, the Offer or this Agreement, in each case including all reasonably documented fees and out-of-pocket expenses of law firms, investment banking firms, accountants, experts and consultants to Parent, Merger Sub and their respective Affiliates.

(iii) “Termination Fee” means an amount equal to $5,000,000; provided, however, that in the case of Section 7.3(b)(i), Termination Fee means an amount equal to $5,000,000, less the amount of Expenses previously paid by the Company to Parent or its designee pursuant to Section 7.3(b)(i).

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee or the Expenses, the Company shall pay to Parent or its designees interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at a rate equal to the “prime rate” (as announced by JPMorgan Chase Bank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Acceptance Time; provided, however, that after the Acceptance Time, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party or parties contained herein; provided, however, that after the Acceptance Time, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party or parties, as applicable. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed as a whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, or, in the case of notice to the Company, by e-mail, upon written confirmation of receipt by facsimile or e-mail as applicable, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attention: General Counsel

Facsimile: 630-250-1295

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:        Paul L. Choi and Jennifer Fitchen

Facsimile:        (312) 853-7036

(ii) if to the Company, to:

Audience, Inc.

331 Fairchild Drive

Mountain View, California 94043

Attention: General Counsel

e-mail: legal@audience.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Michael J. Danaher and Julia Reigel

Facsimile: (650) 493-6811

Section 8.3 Certain Definitions. For purposes of this Agreement:

“Acceptance Time” means the first time as of which Merger Sub accepts any Shares for payment pursuant to the Offer;

“Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executed order to be closed;

“Company Equity Plan” means each of the Company’s 2001 Stock Plan, the Company’s Amended and Restated 2011 Equity Incentive Plan and the Sensor Platforms, Inc. 2004 Stock Plan;

“Company RSUs” means the outstanding restricted stock units (including, but not limited to, performance-based restricted stock units) granted under the Company Equity Plans;

“Company Software” means Software that, as of the date of this Agreement, is marketed, distributed, licensed, leased or promoted, is made available for license, lease or sale, is sold by Company, or is under development and is in alpha or beta testing by third parties in advance of a commercial release scheduled on or prior to March 31, 2016 (excluding any third party software that is generally available on standard commercial terms and is licensed to Company solely for internal use on a non-exclusive basis);

“Company Stock Option” means an outstanding stock option granted under any of the Company Equity Plans;

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Data Room” means the electronic documentation site established on behalf of the Company by RR Donnelley Venue, as it exists on the second Business Day immediately preceding the date of this Agreement (an electronic copy of which the Company has supplied to Parent);

“Domain Names” means all contractual rights to manage the DNS routing for internet domain names registered to or purported to be registered to the Company;

“ERISA Affiliate” means any trade or business that together with the Company or any of its Affiliates is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code;

“Intellectual Property” means sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, objects, user interfaces, report formats, templates, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, discoveries, inventions (whether or not patentable) and all related correspondences and materials used to document technical developments (including any invention disclosures notebooks or records, testing data, and programmer’s comments), Know-How, logos, marks (including brand names, product names, logos, slogans, trade names, assumed business names, other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software and Software code (in any form, including source code, firmware and executable or object code), subroutines, techniques, user interfaces, websites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries);

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, whether registered or unregistered: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights, including other proprietary rights in Intellectual Property; (f) rights to enforce or defend, and collect royalties, damages or other payments in respect of past, present or future acts or omissions with respect to any of the rights referred to in clauses “(a)” through “(e)” above; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above;

“Know-How” means confidential or proprietary information, know how, trade secrets, customer lists, technical information, research and development, data, processes, formulas, algorithms, methods, trading systems, processes and technology;

“knowledge” means the knowledge of the individuals set forth on Section 8.3 of the Company Disclosure Letter, after reasonable inquiry of such individuals’ direct reports, but excluding in any case inquiry of applicable public records;

“Material Adverse Effect” means any condition, event, change, circumstance, effect or state of facts that, either individually or in the aggregate, and whether or not a breach of any representation or warranty contained in this Agreement, (i) has had, or would reasonably be expected to have, a material and adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of a Party and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred under this clause (i): (1) general changes, trends or developments in any of the industries in which the such Party or any of its Subsidiaries operates, (2) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tsunamis, tornadoes, blizzards, floods, mudslides, wild fires, other natural disasters or acts of God or other force majeure events, (4) any decline in market price, or change in trading volume, of the capital stock of the Party or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; (provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Material Adverse Effect if such underlying cause is not otherwise excluded from consideration pursuant to this definition); (5) changes in any applicable Laws or GAAP or the official interpretation by a Governmental Entity thereof; or (6) any specific action taken by the Company: (A) at the express written direction of Parent or Merger Sub as long as such action was taken in a manner consistent with such direction; or (B) that is required to be so taken by the terms of this

Agreement as long as such action was taken in a manner consistent with such requirement (it being understood this clause shall not include any action or inaction by the Company that is pursuant to any of the covenants and obligations contained in Section 5.1 of this Agreement or that is conducted in the ordinary course of business), but in the case of each of clauses (1) through (3) or (5) above, only to the extent such event has not and does not, individually or in the aggregate, disproportionately impact the Party and its Subsidiaries relative to other participants in the industries in which the Party or its Subsidiaries operate, or (ii) prevents or materially impedes the Party’s ability to consummate the transactions contemplated hereby;

“Open Source Code” means any Software code that is distributed as under a license that meets the definition of “Open Source” promulgated by the Open Source Initiative, available at http://www.opensource.org/osd.html (each such license, an “Open Source License”). Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License;

“Owned Intellectual Property” means Intellectual Property, Software and Domain Names for which the underlying Intellectual Property Rights (or in the case of Domain Names, for which the contract rights for registration of such Domain Name) are owned (whether exclusively or jointly with another Person) by the Company or any of its Subsidiaries;

“Owned Intellectual Property Rights” Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries;

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered trademarks, and all applications for any of the foregoing;

“Software” means any computer software (including firmware and other software embedded in hardware devices), whether in source, object, or binary executable form;

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by: (i) such first Person, (ii) such first Person and one or more of its Subsidiaries, or (iii) one or more Subsidiaries of such first Person.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any

Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that until the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement).

Section 8.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than with respect to the provisions of Section 5.9, which shall inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the courts of the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, as described above, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the rights, limitations and remedies contained in Section 5.3 and Article VII be construed as integral provisions of this Agreement and that such rights, limitations and remedies shall not be severable in any manner that restricts a party’s remedies or rights under this Agreement.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15 Electronic Signature. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.

Section 8.17 Company Disclosure Letter. The Company Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to result in a Material Adverse Effect. Descriptive headings in the Company Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KNOWLES CORPORATION

By:	/s/ Jeffrey S. Niew
Name: Jeffrey S. Niew
Title: President and Chief Executive Officer

ORANGE SUBSIDIARY, INC.

By:	/s/ Raymond D. Cabrera
Name: Raymond D. Cabrera
Title: President

AUDIENCE, INC.

By:	/s/ Peter B. Santos
Name: Peter B. Santos
Title: President & Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

INDEX OF DEFINED TERMS

Definition	Location

2011 Equity Plan	2.1(g)
Acceptable Confidentiality Agreement	5.3(i)(i)
Acceptance Time	8.3
Acquired Companies	3.1(a)
Acquired Company	3.1(a)
Acquisition Proposal	7.3(c)(i), 5.3(i)(ii)
Action	3.9(a)(i)
Adverse Recommendation Change	5.3(d)
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.3(d)
Antitrust Law	5.6(d)
Appraisal Rights	2.2(i)
Assumed Options	2.1(d)(i)(C)
Assumed RSUs	2.1(d)(ii)
Book-Entry Shares	2.1(c)
Burdensome Action	5.6(c)
Burdensome Condition	Annex II
Business Day	8.3
Cash Consideration	Recitals
Certificate	2.1(c)
Certificate of Merger	1.3(a)
Closing	1.5
Closing Date	1.5
Closing Date Average Price	2.1(c)
Code	2.2(h)
Collar	2.1(c)
Company	Preamble
Company Board	Recitals
Company Constituent Documents	3.1(b)
Company Determination	3.3(b)
Company Disclosure Letter	Article III
Company Equity Plans	8.3
Company ESPP	2.1(d)(iii)
Company Plan	3.11(a)
Company Recommendation	3.3(b)
Company RSUs	8.3
Company SEC Documents	3.5(a)
Company Software	8.3
Company Stock Equivalents	3.2(b)
Company Stock Options	8.3
Company Voting Debt	3.2(b)

INDEX OF DEFINED TERMS

(Continued)

Confidentiality Agreement	5.5(b)
Continuing Employees	5.7(a)
Contract	3.15(b)
control	8.3
controlled	8.3
controlled by	8.3
Conversion Ratio	2.1(d)(i)(C)
D&O Insurance	5.9(c)
Data Room	8.3
DGCL	Recitals
Dissenting Shares	2.2(i)
Distribution	4.14
Domain Names	8.3
DOJ	3.10(d)
Effective Time	1.3(a)
Employment Arrangements	Recitals
Environmental Laws	3.13(b)(i)
Environmental Permits	3.13(b)(ii)
ERISA	3.11(a)
ERISA Affiliate	8.3
Exchange Act	3.4(b)
Exchange Agent	2.2(a)
Exchange Agent Agreement	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(c)
Excluded Shares	2.1(b)
Expenses	7.3(c)(ii)
Financing	5.6(f)
Foreign Antitrust Laws	3.4(b)
FTC	5.6(b)
GAAP	3.5(b)
Governmental Entity	3.4(b)
HSR Act	3.4(b)
Indemnified Parties	5.9(a)
Initial Expiration Date	1.1(d)
Intellectual Property	8.3
Intellectual Property Agreements	3.18(c)
Intellectual Property Rights	8.3
IRS	3.11(a)
knowledge	8.3
Know-How	8.3
Law	3.4(a)
Leased Real Property	3.17(b)
Liens	3.2(a)
Material Adverse Effect	8.3

INDEX OF DEFINED TERMS

(Continued)

Material Contract	3.15(a)
Material Customer	3.19
Material Supplier	3.19
Materials of Environmental Concern	3.13(b)(iii)
Merger	Recitals
Merger Action	5.12
Merger Sub	Preamble
Minimum Tender Condition	Annex II
Notice of Superior Proposal	5.3(f)
Notice Period	5.3(f)
Offer	Recitals
Offer Commencement Date	1.1(a)
Offer Conditions	1.1(b)
Offer Consideration	Recitals
Offer Documents	1.1(e)
Open Source Code	8.3
Open Source License	8.3
Option Payments	2.1(d)(i)(B)
Outside Date	7.1(b)(iii)
Owned Intellectual Property	8.3
Owned Intellectual Property Rights	8.3
Parent	Preamble
Parent Common Stock	8.3
Parent Employee Plan	5.7(a)
Parent SEC Documents	4.9(a)
Permits	3.10(b)
Permitted Liens	3.17(b)
Per Share Value	2.1(d)(i)(A)
Person	8.3
Preliminary Prospectus	1.1(e)
Real Property Leases	3.17(b)
Registered IP	8.3
Registration Statement	1.1(e)
Release	3.13(b)(iv)
Representatives	5.3(b)
SEC	3.5(a)
Securities Act	3.5(a)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(e)
SEC Transaction Documents	3.7
Shares	Recitals
Software	8.3
SOX	3.5(a)
Stock Consideration	2.1(c)
Subsidiary	8.3

INDEX OF DEFINED TERMS

(Continued)

Superior Proposal	5.3(i)(iii)
Surviving Corporation	1.3(a)
Takeover Laws	3.23
Tax	3.14(o)(i)
Tax Returns	3.14(o)(ii)
Tender and Support Agreement	Recitals
Termination Fee	7.3(c)(iii)
under common control with	8.3
Underwater Option	2.1(d)(i)(A)
WARN	3.12(a)

Annex II

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer if:

(a) there shall have not been validly tendered (and not validly withdrawn) prior to the expiration of the Offer that number of Shares which, when added to the Shares owned by Parent and its Subsidiaries, would represent at least a majority of the sum of (x) the total number of Shares outstanding as of the expiration of the Offer, including Shares subject to Company RSUs and Shares deemed issued pursuant to the Company ESPP plus (y) the aggregate number of Shares issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Company Options); provided that for purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures shall be excluded (such condition in this clause (a) (the “Minimum Tender Condition”);

(b) (i) All approvals, authorizations and consents of any Governmental Entity required to consummate the purchase of Shares pursuant to the transactions contemplated hereby shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, and (ii) no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated hereby;

(c) any of the following shall have occurred and continue to exist as of the expiration of the Offer:

(i) Representations and Warranties. (i) Any of the representations and warranties of the Company set forth in Section 3.2 (Capital Stock) shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies of such representations and warranties, (ii) the representation and warranty in Section 3.8(b) (Absence of Certain Changes or Events) shall not have been true and correct in all respects as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time, (iii) any of the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Power), Section 3.3

(Authority), Section 3.4 (No Conflicts; Consents and Approvals), Section 3.22 (Brokers), Section 3.23 (Takeover Statutes) or Section 3.24 (Fairness Opinion) shall not have been true and correct in all material respects as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) or (iv) any of the other representations and warranties of the Company set forth herein shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct (in the case of this clause (iv) only, without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and in each case of the foregoing clauses (i) through (iv), without giving effect to any update or purported update to the Company Disclosure Letter.

(ii) Performance and Obligations of the Company. The Company shall not have performed or complied in all material respects with any of its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the expiration of the Offer.

(iii) Company Material Adverse Effect. Since the date of this Agreement, there shall have been any condition, event, change, circumstance, effect, state of facts or development that, individually or in the aggregate, has had a Material Adverse Effect that is continuing as of the expiration of the Offer.

(iv) Certificate. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the date of the Acceptance Time, certifying that the conditions set forth in (c)(i) through (c)(iii) of this Annex II have been duly satisfied.

(v) Burdensome Condition. A court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that, individually or in the aggregate (i) requires a Burdensome Action or (ii) has or could reasonably be expected to materially diminish the expected benefits of the Merger to Parent and its Subsidiaries (collectively, a “Burdensome Condition”).

(vi) Pending Actions. An Action shall have been commenced and be pending by any Governmental Entity of competent jurisdiction wherein a judgment could, individually or in the aggregate with other such judgments, have or reasonably be expected to have any of the effects referred to in Section 6.1(b) or clause (c)(v) of this Annex II.

(vii) Employment Arrangements. Less than five of the six Employment Arrangements shall be in full force and effect (subject to the applicable employee’s death or incapacity), or more than one of the employee signatories thereto shall have resigned (or given any notice of resignation) with respect to such signatories’ employment with the Company or any of its Subsidiaries.

(d) Effectiveness of the Registration Statement. The Registration Statement shall not have been declared effective by the SEC under the Securities Act, or a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceeding for that purpose or a similar proceeding in respect thereof shall have been initiated or threatened in writing by the SEC.

(e) Listing. The shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable Laws, regulations and rules of the NYSE (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 5.18).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the Minimum Tender Condition and the conditions set forth in clauses (d) and (e) of this Annex II), may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Tender Condition and the conditions set forth in clauses (d) and (e) of this Annex II), in each case, subject to the terms of the Agreement and applicable Law, including the rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”), dated as of April 29, by and among Knowles Corporation, a Delaware corporation (“Parent”), Orange Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Audience, Inc., a Delaware corporation (the “Company”).

Exhibit A

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT, dated as April 29, 2015 (this “Agreement”), is entered into by and between Knowles Corporation, a Delaware corporation (“Parent”), and [__] (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, Parent, Orange Subsidiary, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent, and Audience, Inc., a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”). Terms that are defined in the Merger Agreement that are not defined herein are used in this Agreement as they are defined in the Merger Agreement;

WHEREAS, as a condition to Parent executing and delivering the Merger Agreement, Parent is requiring that the Stockholder enter into this Agreement to, among other things, tender (i) the shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”), owned by the Stockholder, (ii) all securities exchangeable, exercisable or convertible into Company Common Stock, and (iii) any securities issued or exchanged with respect to such Company Common Stock, upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”); and

WHEREAS, as of the date hereof, the Stockholder has the power to vote and dispose of [            ] shares (the “Existing Shares”) of Company Common Stock.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Except as otherwise provided herein, the Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, the Stockholder will not (a) directly or indirectly (including, in each case, through transactions effected in derivative securities of the Securities), sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote the Securities, or agree to do any of the foregoing (each a “Transfer”); (b) knowingly take any action which is, individually or in the aggregate, reasonably likely to delay, prevent or have an adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement or (c) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing, disabling or impeding the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, the Stockholder may Transfer any or all of the Securities to (i) if an entity, any wholly-owned Subsidiary or Affiliate of the Stockholder or (ii) if natural person, (A) immediate family members or a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family, (B) charitable organizations or (C) upon the death of the Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement.

1.2 No Solicitation.

(a) From and after the date of this Agreement until the Termination Date, except as provided in Section 1.2(b) or Section 5.2, the Stockholder will not, and will cause its [Subsidiaries and its and their respective] Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal. The Stockholder agrees that any breach of this Section 1.2(a) by any [Subsidiary or any] of its [or their respective] Representatives shall constitute a breach of this Section 1.2(a) by the Stockholder.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Stockholder from taking any action in its capacity as a Representative of the Company that is expressly permitted to be taken by the Company’s Representatives (in their capacity as such) under the Merger Agreement (including exercising its fiduciary duties to the Company in accordance with applicable Law and the Merger Agreement).

(c) The Stockholder shall, and shall cause its [Subsidiaries and its and their respective] Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf.

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(d) The Stockholder shall [and shall cause its Subsidiaries to] advise Parent promptly (and in any event within the later of twenty-four (24) hours or the next Business Day) of (i) any Acquisition Proposal or indication, inquiry, proposal or offer with respect to or that would reasonably be expected to lead to any Acquisition Proposal, (ii) any request for non-public information relating to the Company that would reasonably be expected to lead to an Acquisition Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication, inquiry, offer or proposal, the material terms of any such Acquisition Proposal or indication, inquiry, offer or proposal and any material correspondence relating thereto. The Stockholder shall keep Parent informed on a reasonably current basis of any material changes to the terms of any such Acquisition Proposal or indication or inquiry.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or Beneficial Ownership of any or all of the Securities passes, whether by operation of applicable Law or otherwise, including the Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other Securities of the Company issued to or acquired by the Stockholder after the date hereof.

1.4 Agreement to Tender; Grant of Proxy; Voting Agreement.

(a) The Stockholder hereby agrees to validly tender the Securities or cause the Securities to be validly tendered into the Offer promptly following, and in any event no later than the tenth (10th) Business Day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents; provided that Parent agrees that the Stockholder may withdraw the Securities from the Offer at any time following the termination of this Agreement or upon the Offer being terminated in accordance with the terms of the Merger Agreement. For the avoidance of doubt, (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 1.4(a) to tender (or caused to be tendered) any Securities into the Offer (i) to the extent such shares constitute Company restricted stock awards or (ii) to the extent such tender would reasonably be expected to cause the Stockholder to incur liability under Section 16(b) of the Exchange Act. If the Offer is terminated or withdrawn by Parent or the Merger Agreement is terminated prior to the purchase of Securities in the Offer, Parent shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent, to promptly return all tendered Securities to the Stockholder.

(b) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities. Solely with respect to the matters described in this Section 1.4(b) and Section 1.4(c), the Stockholder hereby irrevocably appoints Parent as proxy for the Stockholder to vote the Securities entitled to vote, for the Stockholder and in the Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof for the adoption of the Merger Agreement and approval of the Offer and the Merger (but only at such a meeting called for the purpose of voting with respect to the adoption of the Merger Agreement and approval of the Offer and the Merger and only with respect to a proposal relating thereto). The parties

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acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, stockholders, Representatives and Affiliates shall owe any duty, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to the Stockholder in connection with or as a result of any voting by Parent of the Securities or any execution of any consent in accordance with the terms hereof. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy (which proxy is coupled with an interest in the Securities), Parent may vote the Securities in furtherance of its own interests and Parent is not acting as a fiduciary for the Stockholder.

(c) The Stockholder hereby irrevocably and unconditionally covenants and agrees that, during the Voting Period (as hereinafter defined) and if the Securities have not been previously accepted for payment pursuant to the Offer, at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Stockholder shall (including, in each case as applicable, as contemplated by Section 1.4(b)): (i) with respect to any vote relating to the Merger Agreement, the Offer and the Merger or any other matter to be approved by the stockholders of the Company to facilitate any of them, appear at such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote the Securities, in person or by proxy, in favor of the adoption of the Merger Agreement and the approval of the Offer and the Merger and (ii) vote (or cause to be voted), in person or by proxy, the Securities against (A) any extraordinary corporate transaction (other than the Offer and the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to impede, frustrate, prevent or nullify the Offer and the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Acquisition Proposal (the matters described in the foregoing clauses (A) through (E) being referred to as “Competing Actions”); and (iii) not take any action by written consent to approve any Competing Action; provided, that nothing herein shall limit the ability of the Stockholder to vote its Securities in its sole discretion on any matters other than the matters set forth in this Section 1.4(c) that may be submitted to a stockholder vote, consent or other approval. For purposes of this Agreement, “Voting Period” means the period commencing on the date hereof and ending on the termination of this Agreement.

(d) The obligations of the Stockholder specified in this Section 1.4 shall apply whether or not the Board of Directors of the Company (or any committee thereof) has effected an Adverse Recommendation Change. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

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(e) The irrevocable proxy granted pursuant to Section 1.4(a) shall not be terminated by any act of the Stockholder or by operation of law. If between the execution hereof and the Termination Date, any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Securities shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Disclosure. The Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC, the NASDAQ Global Select Market or any other national securities exchange and, to the extent required by applicable Law, the Offer Documents (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent hereby authorizes the Stockholder to make such disclosure or filings as may be required by the SEC or NASDAQ Global Select Market or any other national securities exchange or the OTC Bulletin Board.

2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent, as of the date hereof, that:

2.1 Ownership. Stockholder is the record and Beneficial Owner of the Securities, and the Securities constitute the Stockholder’s entire interest in the outstanding capital stock of the Company. The Securities are, and (except as otherwise permitted by this Agreement) prior to the Effective Time will be, Beneficially Owned and owned of record by the Stockholder, free and clear of any Liens, of any nature whatsoever, except for restrictions on transfer under securities Laws and except for those created by this Agreement. Except as set forth on Schedule I to this Agreement, as of the date hereof, the Stockholder does not hold any options, warrants or other rights to purchase any Securities. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Stockholder [or any of its Subsidiaries]. The Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein) with respect to the matters set forth in this Agreement, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Existing Shares and with respect to all of the Securities owned by the Stockholder at all times through the Effective Time. “Beneficial Ownership” by a person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, as amended;

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provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

2.2 Organization. The Stockholder is [a [__] duly existing under the laws of [__]] [OR] [an individual residing in [__]].

2.3 Authorization. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the Offer have been duly and validly authorized by all necessary action of the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

2.4 No Violation.

(a) The execution, delivery and performance of this Agreement by the Stockholder do not and will not, with or without notice or lapse of time, or both, (i) in the case of a Stockholder that is not a natural person, conflict with or violate the constituent or organizational documents of the Stockholder [or any of its Subsidiaries], (ii) conflict with or violate any Law applicable to the Stockholder [or any of its Subsidiaries] or by which any property or asset of the Stockholder [or any of its Subsidiaries] is bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Stockholder [or any of its Subsidiaries] is a party, except in the case of clauses (ii) and (iii) hereof, any such conflict, violation, breach, default, right of payment, termination, amendment, acceleration, cancellation that are not, individually or in the aggregate, reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by the Stockholder do not and, at the time of the Closing will not, require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements

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of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that would not, individually or in the aggregate, reasonably be expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement.

2.5 No Proceedings. No Actions are pending, or to the knowledge of Stockholder, threatened, against Stockholder [or any of its Subsidiaries], which, if adversely determined, will, individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement and [neither] the Stockholder [nor any of its respective officers, directors, representatives or properties] is [or are] subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity that would individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement. The Stockholder has not previously assigned or sold any of the Securities to any third party. The Stockholder acknowledges that neither the Parent nor any Person on behalf of the Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

2.6 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder herein.

2.7 The Stockholder Has Adequate Information. The Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon the Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder, as of the date hereof that:

3.1 Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will as of the date hereof or as of the date of the Closing (a) require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably expected to delay, prevent or have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement or (b) violate, result in a default under, or conflict with the constituent or organizational documents of Parent, any Contract, or any applicable Law binding upon Parent, except for such violations, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to delay, prevent or have a material adverse effect on Parent’s ability to satisfy its obligations under this Agreement. No Actions are pending, or to the knowledge of Parent, threatened, against Parent, which, if adversely determined, will, individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement.

4. Appraisal Rights. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger in the Offer is not less than as set forth in the Merger Agreement, and that this Agreement has not been terminated, the Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

5. Miscellaneous.

5.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of (i) the Closing, (ii) any termination of the Merger Agreement in accordance with its terms, (iii) such date and time as any amendment or change to the Merger Agreement or the Offer is effected without the Stockholder’s consent that decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement, or that imposes conditions to the Offer in addition to the Offer Conditions or modifies the existing Offer Conditions in a manner adverse to the stockholders of the Company and (iv) the mutual written consent of Parent and the Stockholder.

5.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and Beneficial Owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction, to the extent in accordance with the Merger Agreement, by the Stockholder or any Representative of the Stockholder, as applicable, serving on the Company Board, including by voting, in his capacity as a director of the Company, in the Stockholder’s sole discretion on any matter, or on the board

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of directors of any Subsidiary of the Company or as an officer of the Company or any of Subsidiary of the Company, acting in such Person’s capacity as a director or officer of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

5.3 Amendment and Waiver. This Agreement may be amended by mutual agreement of the parties and may not be amended except by an instrument in writing signed by the parties hereto. Subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance by the other party with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.4 Costs and Expenses. Each party shall bear its own costs and expenses (including all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon each party’s respective successors and assigns, which shall include successors by operation of Law, such as by merger.

5.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Stockholder may assign its rights and obligations without such prior written approval in connection with a Transfer of Securities permitted under, and effected in compliance with, the second sentence of Section 1.1. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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5.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attention: General Counsel

Facsimile: 630-250-1295

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:     Paul L. Choi

  Jennifer Fitchen

Facsimile:    (312) 853-7036

if to the Stockholder, to:

[                             ]

[                             ]

[                             ]

with a copy to:

[                             ]

[                             ]

[                             ]

[                             ]

5.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

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5.11 Further Assurances. The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

5.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.13 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the courts of the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, as described above, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.14 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive. The term “parties” means Parent and Stockholder, and “party” means either of them.

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5.15 Relationship of Parties. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

5.16 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.17 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware, as described in Section 5.13, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[The rest of this page has intentionally been left blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

KNOWLES CORPORATION

By:
Name: Jeffrey S. Niew
Title: President and Chief Executive Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER:

[By:
Name:
Title:]

[
Name:]

[Signature Page to Tender and Support Agreement]

Exhibit B

Illustrative calculation of merger consideration

	Scenario 1: Below collar	Scenario 2: Within collar	Scenario 3: Above collar
Closing date average price	$17.00	$20.00	$25.00

Exchange ratio (after collar adjustment)	0.138x	0.125x	0.107x
Collar-adjusted stock merger consideration	$2.34	$2.50	$2.68

Cash merger consideration	$2.50	$2.50	$2.50

Illustrative day-1 value of total merger consideration	$4.84	$5.00	$5.18